     As filed with the Securities and Exchange Commission on May 11, 2000.
                                                         Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               PHASE2MEDIA, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                          7319                         13-4052390
 (State or other Jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
  Incorporation or Organization)   Classification Code Number)         Identification No.)

                              420 Lexington Avenue
                               New York, NY 10170
                                 (212) 883-4700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Richard E. Glassberg
                            Chief Executive Officer
                              420 Lexington Avenue
                               New York, NY 10170
                                 (212) 883-4700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                with copies to:

              Steven I. Suzzan, Esq.                          Joseph E. Mullaney III, Esq.
           Fulbright & Jaworski L.L.P.                        Mintz, Levin, Cohn, Ferris,
                 666 Fifth Avenue                               Glovsky and Popeo, P.C.
             New York, New York 10103                             One Financial Center
                  (212) 318-3000                                    Boston, MA 02111
            Facsimile: (212) 752-5958                                (617) 542-6000
                                                               Facsimile: (617) 542-2241

  Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed maximum
 Title of each class of securities to be   Aggregate offering    Amount of
                registered                      price (1)     registration fee
------------------------------------------------------------------------------
Common stock, $0.001 par value per
 share...................................     $57,500,000         $15,180

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 11, 2000

                               [PHASE2MEDIA LOGO]

                                      Shares

                                  Common Stock

  Phase2Media, Inc. is offering     shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "PTWO." We anticipate that the initial public
offering price will be between $    and $    per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 8.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to Phase2Media.........................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Phase2Media has granted the underwriters a 30-day option to purchase an
additional    shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens
            Chase H&Q
                    Thomas Weisel Partners LLC
                                                                  DLJdirect Inc.

                   The date of this Prospectus is      , 2000

                  Description of Inside Cover Fold-Out Artwork

Upper left corner contains the Phase2Media logo.

Upper center of left side of fold-out contains text "Experienced Online Sales and Marketing Professionals."

Center of left side of fold-out contains the text "Phase2Media Sales Process:" below which lie horizontal numbered boxes describing the sales process.

Box 1 contains title "Identify Branded Web Sites" followed by text:

  "Branded Web sites are identified on the basis of name recognition, visitor traffic, consumer demographics, content, market position and management team."

Box 2 contains title "Establish Exclusive Relationship" followed by text:

  "Phase2Media enters into exclusive one to three year agreements with branded Web publishers to sell advertising inventory on their Web sites."

Box 3 contains title "Marketing" followed by text:

  "Phase2Media conducts comprehensive demographic site research and develops custom marketing materials that identify the unique selling points of each Web publisher site."

Box 4 contains title "Ad Sales" followed by text:

  "Our experienced professionals identify potential advertisers and develop advertising campaigns that match advertiser objectives with Web site characteristics."

Box 5 contains title "Ad Operations" followed by text:

  "Our experienced professionals use third-party ad serving and tracking technology to execute, manage and optimize campaigns."

Box 6 contains title "Customer Service" followed by text:

  "Our customer service professionals use our ad management system to respond to the needs of our clients and to monitor overall client satisfaction."

Main title on right side of fold-out contains text "Phase2Media represents over 60 branded Web sites."

Right side of fold-out contains vertical alignment of the following Web client screen shots:

  .  AmericanGreetings.com

  .  Britannica.com

  .  Elle.com

  .  FreeLotto.com

  .  MaximOnline.com

  .  Prodigy.net

  .  Sothebys.com

  .  Sydney 2000 Olympic Games

The bottom of the right side of fold-out contains the Phase2Media logo followed by the text "Phase2Media has sold advertisements to numerous companies, including:" and lists the following names:

  .  Ameritech

  .  AT&T

  .  Ford

  .  Gateway

  .  General Motors

  .  IBM

  .  Johnson & Johnson

  .  Maybelline

  .  Macy*s

  .  Neiman Marcus

  .  Sears

  .  Visa

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  Until          , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  27
Management...............................................................  37
Transactions with Management and Related Parties.........................  46
Principal Stockholders...................................................  49
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  55
Underwriting.............................................................  57
Legal Matters............................................................  60
Experts..................................................................  60
Where You Can Find More Information......................................  60
Index to Financial Statements............................................ F-1

                               ----------------

  "Phase2Media" and our logo are our registered trademarks. Other trademarks, tradenames and service marks referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

  The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                  Our Company

  Phase2Media is a leading Internet advertising sales and marketing organization that sells advertising inventory on the Web sites of branded Web publishers. We provide a comprehensive sales solution to Web publishers which includes the sale of ad inventory, as well as a full complement of strategic, marketing and consulting services. Our exclusive sales relationships with branded Web sites enable us to offer their most desirable advertising space to advertisers.

  We identify branded Web publishers on the basis of a number of criteria, including name recognition, high visitor traffic, desirable consumer demographics, compelling content, a visible market position and an experienced management team. We currently have agreements to sell the ad inventory of over 60 branded sites, including Prodigy Communications and all of Hachette Filipacchi's online properties, such as Elle, George and Road&Track. Branded Web sites typically generate significantly higher advertising rates than industry averages. We enhance the unique capabilities of these Web sites with our experienced sales organization of over 70 professionals to maximize the value of their ad inventory. We work closely with our clients to understand their core audience and develop marketing materials that highlight attractive advertising and sponsorship opportunities to advertisers.

                             Our Market Opportunity

  The Internet has created an advertising medium capable of offering levels of targeting and measurement not possible with traditional media. As branded Web publishers attempt to maximize revenue from their advertising inventory they must decide whether to bear the costs of building an in-house ad sales force or to outsource those functions. These Web publishers also face the challenges of maintaining their brand value, managing their ad inventory, accessing the most appropriate ad serving and tracking technologies and realizing value from user information. Advertisers that seek to enhance the effectiveness of their campaigns are challenged by the complexities of this new medium, by a lack of strategic online expertise and by the inefficiencies of current online campaign refinement tools. These obstacles to branded Web publishers and Web advertisers present a compelling opportunity for providers of online advertising services.

                                  Our Solution

  We address the needs of both Web publishers and advertisers by focusing on the sale of the advertising inventory of branded Web sites to advertisers seeking to target a particular audience. Our solution offers Web publishers access to an experienced sales organization with expertise in both online and traditional media. Our team of professionals develops customized advertising and marketing strategies that emphasize brand name and specific user demographics.

  We give advertisers the strategic sales advice they need to help them reach their desired audience through strategic online ad placement. We develop integrated advertising solutions such as sponsorships that allow advertisers to place their advertisements in a more relevant and targeted context. Our professional staff collects and analyzes data on campaign effectiveness and recommends refinements in ad placement.

                                  Our Strategy

  Our objective is to become the premier sales and marketing organization selling the advertising inventory of branded Web publishers. The following are the key elements of our strategy to achieve this objective:

  .  expand our branded client base;

  .  grow our sales and marketing organization;

  .  further develop our direct marketing business; and

  .  expand our international operations.

                             Corporate Information

  We were incorporated in Delaware on March 30, 1999 and changed our name to Phase2Media, Inc. on December 14, 1999. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number at that address is (212) 883-4700. Our Web site is located at www.phase2media.com. Information contained on our Web site is not part of this prospectus.

                                  The Offering

Common stock offered by Phase2Media...      shares

Common stock to be outstanding after this offering..
                                            shares

Use of proceeds.......................  We intend to use the net proceeds from this offering to expand our
                                        sales force and for general
                                        corporate purposes, including
                                        working capital. See "Use of
                                        Proceeds."

Proposed Nasdaq National Market         PTWO
Symbol................................


  This information is based on the number of shares outstanding at March 31, 2000. This information excludes:

  . 11,741,391 shares subject to options outstanding at a weighted average exercise price of $0.52 per share;

  . 4,287,609 shares available for future grant or issuance under our stock option plans;

  . 995,000 shares subject to warrants to purchase our common stock at a weighted average exercise price of $1.77 per share; and

  . up to 450,000 shares subject to warrants to purchase our common stock, which warrants may be issued if either revenue or operating targets are achieved. The exercise price of these warrants will be equal to 85% of the fair market value of our common stock on the date the warrants are issued.

                              --------------------

  Except as otherwise stated, all information in this prospectus assumes:

  . the conversion of all shares of our class A common stock, series A preferred stock, series B preferred stock, series C preferred stock and
    series D preferred stock into an aggregate of       shares of common
    stock immediately prior to the completion of this offering, assuming an
    initial public offering price of $   per share; and

  . no exercise of the underwriters' over-allotment option.

                             Summary Financial Data
                     (in thousands, except per share data)

  The following summary financial information is derived from and should be read together with our financial statements and the related notes included elsewhere in this prospectus. Please also read "Use of Proceeds,"
"Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                           Period from March
                                               30, 1999
                                            (inception) to   Three Months Ended
                                           December 31, 1999   March 31, 2000
                                           ----------------- ------------------
Operating Data:
System revenue............................      $ 9,576           $11,730

Statement of Operations Data:
Revenue...................................      $ 4,452           $ 5,253
Gross profit..............................        2,344             3,344
Loss from operations......................       (5,841)           (3,486)
Net loss applicable to common
 stockholders.............................       (6,136)           (3,676)
Basic and diluted net loss per share
 applicable to common stockholders........      $ (0.58)          $ (0.54)
Shares used in calculating basic and
 diluted net loss per share applicable to
 common stockholders......................       10,587             6,862

                                                        March 31, 2000
                                                 -----------------------------
                                                                    Pro Forma
                                                 Actual  Pro Forma As Adjusted
                                                 ------- --------- -----------
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................... $17,693   $          $
Working capital.................................  18,466
Total assets....................................  35,324
Redeemable convertible preferred stock..........   2,090
Total stockholders' equity......................  18,713

  The pro forma balance sheet data summarized above reflect the conversion of all our outstanding shares of preferred stock into common stock. The pro forma as adjusted balance sheet data reflect the conversion of all of our outstanding shares of preferred stock into common stock and the application of the
estimated net proceeds from the sale of the     shares of common stock offered
by us at an assumed initial public offering price of $    per share after
deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

  System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts and related consulting revenue. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.

                                  RISK FACTORS

  Investing in our common stock involves risks and uncertainties. You should carefully consider the following risk factors in addition to the other information in this prospectus before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. In these circumstances, the trading price of our common stock could decline and you could lose all or part of your investment.

                         Risks Related to Our Business

Our limited operating history makes it difficult for you to evaluate our business and our prospects for success.

  We began our business in March 1999 and therefore have only a limited operating history upon which you can evaluate our business. Our prospects for success must be considered in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in the rapidly evolving Internet advertising market. These risks include our ability to:

  . maintain and increase our client base;

  . maintain and develop new relationships with advertisers and ad agencies;

  . continue to attract and retain qualified professionals;

  . anticipate and respond to competitive developments and new market entrants;

  . manage and expand our operations; and

  . raise additional capital.

  If we are unable to address these risks, we may be unable to compete effectively and our stock price may decline.

We have a history of losses and anticipate substantial losses in the future.

  We incurred net losses of approximately $5.8 million in 1999 and $3.3 million in the first quarter of 2000. Although we have experienced growth in revenue in recent periods, this growth may not be sustained and is not necessarily indicative of our future revenue. We have not achieved profitability and, given our planned operating and capital expenditures, we expect to continue to incur significant operating losses for the foreseeable future. We anticipate that our operating expenses will increase substantially in the foreseeable future as we expand sales and marketing operations, customer service capabilities and international operations. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted quickly, our revenue and income would be materially and adversely affected.

Our quarterly operating results may fluctuate significantly, which may make it difficult to forecast our future performance and may adversely affect our stock price.

  Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. These factors include:

  . the loss of Web publisher clients;

  . the loss of advertisers on our clients' Web sites;

  . price reductions resulting from competitive conditions;

  . a reduction in fees paid by advertisers;

  . variations in the demand for Internet ad space;

  . seasonality in the demand for advertising;

  . variations in the levels of capital or operating expenditures and other costs relating to the expansion of our operations; and

  . general economic conditions.

  In light of these factors, we believe that period to period comparisons of our results of operations may not be meaningful. As a result, you should not rely on past periods as indicative of future performance. In future periods, significant fluctuations in our results of operations could result in volatility in our stock price. In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the price of our common stock.

We derive a substantial portion of our revenue from a limited number of Web publishers, and the loss of even one of these relationships could harm our business.

  Sales of the advertising inventory of our largest client, FreeLotto.com, accounted for 47.2% of our revenue and 76.3% of our system revenue in 1999 and 53.5% of our revenue and 80.3% of our system revenue in the first quarter of 2000. It is anticipated that FreeLotto will continue to represent a material portion of our revenue for the foreseeable future. Because a key part of our strategy is to target a select group of branded Web sites, we expect that a limited number of clients will continue to account for a significant portion of our revenue for the foreseeable future. As a result, if we lose even one major client, our revenue would be adversely affected. In addition, we cannot assure you that clients that have accounted for significant revenue in past periods will continue to generate revenue in any future period.

If we lose our key executives or fail to recruit and retain experienced sales professionals, our business will be harmed.

  Our continued growth and success will depend in large part on the continued leadership of Richard E. Glassberg, our chief executive officer, as well as other members of our senior management team. These executives are instrumental to the management and growth of our business. The loss of any of these executives could disrupt our growth, result in lost revenue or an increase in our net loss. Our success will also depend on our ability to attract and retain experienced sales professionals. Competition for these professionals is intense, and we may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain and grow our business.

Our business will suffer if we are unable to successfully implement our business strategy, which is unproven.

  We generate revenue by selling the advertising inventory of a select number of branded Web sites, many of which are not profitable. The profit potential of our business strategy is unproven. We cannot assure you that our solutions addressed to branded Web sites will achieve and maintain sufficient market acceptance. Even if Internet advertising gains broad acceptance, Web sites may choose to sell and manage advertising themselves and not engage independent companies such as ours. If the proportion of Web sites that rely on their in-house ad sales forces increases, our ability to generate ad sales revenue will be diminished.

Our future success will depend upon the success of the Internet as an advertising medium, which remains uncertain.

  We derive substantially all of our revenue from selling the advertising inventory of Web publishers. Therefore, our future success will depend on the increased acceptance and use of the Internet as an advertising medium. For a number of reasons, advertisers and advertising agencies may be reluctant or slow to advertise on the Web. For example, (1) the Web has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional media such as television, radio, cable and print, (2) advertisers and advertising agencies that have invested substantial resources in, and understand, traditional methods of advertising may be reluctant to reallocate their media buying resources, (3) the widespread adoption of technologies that permit Web users to block advertisements could inhibit the growth of the Web as an advertising medium and (4) negative press reports or public perception of unsolicited e-mail or other advertisements, or government regulation relating to unsolicited e-mail or other advertisements, could keep advertisers and advertising agencies from advertising on the Web. If the market for Web advertising fails to develop or develops more slowly than we expect, then our business and financial results would be harmed.

  Electronic commerce Web sites are significant online advertisers and, consequently, our future sales will depend substantially upon the widespread acceptance of the Internet as an effective medium of commerce. A number of factors outside of our control could prevent this acceptance, including the following:

  . the necessary network infrastructure for substantial growth in usage of the Internet may not develop adequately;

  . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

  . negative publicity and consumer concern surrounding the security of transactions could impede the growth of electronic commerce.

  If electronic commerce does not grow or grows slower than we expect, our ability to generate revenue could suffer.

We face intense competition, and if we are unable to compete successfully, we will lose market share and our business will suffer.

  The online advertising market is extremely competitive. Our competitors include:

  . third-party Internet advertising networks;

  . large Internet media companies, Internet search engine companies and Internet service providers;

  . providers of advertising inventory management products and related services; and

  . in-house sales forces of Web publishers.

Third-party Internet advertising networks include CMGI, DoubleClick and 24/7 Media. Large Internet media companies, search engine companies and Internet service providers that we compete with include America Online, CNN, Excite, Infoseek and Yahoo!. Providers of advertising inventory management products and related services include Accipiter, AdForce, DoubleClick and Engage Technologies. We also compete with the in-house sales forces of some of our clients. We also compete with television, radio, cable and print for a share of the overall advertising budgets of advertisers.

  Many of our existing competitors, as well as a number of prospective competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development, promotion and sale of their services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. Our competitors may offer services that achieve greater market acceptance than our services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of prospective advertisers and Web sites. We may not be able to compete successfully, and competitive pressures may harm our business.

Failure to manage our growth could reduce our revenue or result in additional operating losses.

  We have experienced rapid growth and expansion and expect this trend to continue. This growth has placed and is expected to continue to place a significant strain on our infrastructure, management, internal controls and financial systems. We may not be able to effectively manage our present growth or any future expansion. To support our growth, many of our key managerial and sales positions have been recently filled with new employees who have not been fully integrated into our business. Inadequate integration and training of our employees may result in underutilization of our workforce and may increase expenses.

We may not be able to obtain sufficient funds to grow our business on an acceptable basis, if at all.

  We currently believe the net proceeds from this offering, together with our current cash and our anticipated operating income, will be sufficient to fund our planned working capital and capital expenditure requirements for at least the next 12 months. However, due to our limited operating history and the nature of our industry, our future capital needs are difficult to predict. Therefore, we may require additional capital sooner than we expect to support our future operations or the planned expansion of our business. We may not be able to obtain additional funding, if required, in amounts or on terms acceptable to us. Raising funds by issuing equity securities or convertible debt securities will dilute the percentage ownership of stockholders, and any new securities we may issue may have rights senior to the rights of our common stock. If we are unable to raise additional capital or additional capital is not available, our growth could be impeded.

We will be subject to risks associated with international expansion.

  Our strategy of expanding our international business will expose us to additional risks. We expect to incur significant costs for our international operations as we add staff and facilities to serve foreign markets. These costs, together with the costs of the overhead needed to comply with legal and regulatory requirements that differ from those in the United States, may increase our operating losses. Foreign operations are particularly difficult to staff and manage. In addition, our international operations will be subject to disruption from political and economic instability in the countries in which they may be located, which may interrupt our ability to conduct business and impose additional costs upon us.

Because we rely on the ad delivery, targeting and tracking technologies of third parties, we may be unable to respond quickly and effectively to technological change.

  Online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. We license all of our ad delivery, targeting and tracking technologies from third parties.

Our future success will depend on our ability to continue to license these technologies, and to license new technologies as they become available, from third parties on terms that are acceptable to us. Our failure to license or otherwise obtain access to these technologies could adversely affect our business and financial results.

We may be required to expend significant resources defending claims if third parties allege that we are liable for the advertising content that we post on our clients' Web sites.

  Third parties may allege that we are liable for the advertising content that we post on our clients' Web sites if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of third parties or if the content is obscene or defamatory. Any claims or counterclaims, even if without merit, could be time-consuming, result in costly litigation and divert management's attention.

                     Risks Related to the Internet Industry

Privacy concerns may lead to restrictions on Internet advertising.

  Potential governmental and consumer reactions to concerns about privacy and the Internet pose risks to our business. Many Web sites, including those maintained by our clients, collect personal data through registrations and surveys and use that data to build profiles for advertising. There is substantial public debate over the collection and use of Internet user information. Some United States legislators have introduced bills that would regulate the collection and use of personal data from Internet users. The European Union has adopted a directive addressing data privacy that may result in limitations on the collection and use of this private information. Many proposals focus on requiring the consent of the Internet user before collecting the user's information. While currently the more common practice is to give users the option to prohibit the use of their personal data for profiling uses, it may become the standard practice to require users to approve the use of personal data. If an online user must approve the use of personal information, rather than not prohibit it, the number of users about whom information can be collected and to whom targeted ads can be delivered may decrease. This may limit the effectiveness of our sales and marketing efforts and adversely affect our financial condition and results of operations.

Government regulation and legal uncertainties of doing business on the Internet could significantly increase our costs and expenses and impair the proliferation of the Internet.

  Laws and regulations that apply to Internet communication, commerce and advertising are becoming more prevalent. These laws and regulations could significantly increase the costs we incur in using the Internet to conduct our business. These laws and regulations could also impair the proliferation of the Internet as a medium for communication, commerce and advertising. Recently, the U.S. Congress enacted Internet legislation regarding children's privacy, copyright and taxation. A number of other laws and regulations may be adopted that regulate the use of the Internet, including pricing, acceptable content, taxation, use of the telecommunications infrastructure and quality of products and services. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. As a result of these uncertainties, the growth of the Internet may be impaired. In addition, we may incur unanticipated, significant costs and expenses. If the growth of the Internet is impaired or if we incur unanticipated costs and expenses, our financial results and condition would be impaired.

If we are unable to safeguard the security and privacy of our information, our results of operations may suffer.

  Our technical infrastructure is potentially vulnerable to physical or electronic computer break-ins and similar disruptive problems. Weaknesses or vulnerabilities in the Internet, a user's personal computer or in our services could compromise the confidential nature of information transmitted over the Internet. These factors could require us to devote significant financial and managerial resources to protect against future breaches and alleviate or mitigate problems caused by security breaches. Security breaches could result in financial loss, litigation and other liabilities, any of which could cause our results of operations to suffer.

Failure of the Web infrastructure to support the growth of the electronic marketplace could limit the growth of our business.

  The Internet may not in the future be a viable commercial marketplace because of inadequate development of the necessary infrastructure, slow development of complementary products, including high-speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. To the extent that the Internet continues to experience significant growth in the number of users and the level of use, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it by its users. If the necessary infrastructure or complementary products are not developed, our business may not grow and would likely suffer.

We may be vulnerable to computer viruses and other disruptive problems caused by unauthorized or illegal access that could adversely affect the quality of our services and require us to expend significant resources.

  Our networks and the third party systems upon which we rely may be vulnerable to viruses and other disruptive problems caused by unauthorized or illegal access, which could require us to expend significant capital or other resources to protect against and prevent security breaches causing accidental or intentional interruptions. In addition, eliminating computer viruses and alleviating other disruptive problems may require interruptions, delays or cessation of service to our members, which could reduce the benefits of our services to our Web publisher customers and advertisers. A party who is able to circumvent security measures could cause interruptions in our operations. Internet service providers and other online service providers have in the past experienced, and in the future are likely to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We cannot assure you that measures implemented by us or by our third party providers will not be circumvented in the future.

We run the risk of system failure.

  The continuing and uninterrupted performance of our computer system is critical to our success. Advertisers and Web publishers may become dissatisfied by any system failure that interrupts our ability to provide our services to them. Sustained or repeated system failures would reduce significantly the attractiveness of our services to our customers. Our operations depend on our ability to protect our computer system against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, interruptions in our services could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame required.

                         Risks Related to this Offering

We will have broad discretion in the use of the net proceeds of this offering.

  We cannot specify with certainty the particular uses for most of the net proceeds to be received upon the completion of this offering. Our management will have broad discretion in the application of the net proceeds of this offering, and we cannot assure you that our management will use the proceeds in a manner that benefits our company. The net proceeds of this offering will be used for working capital and for general corporate purposes, including capital expenditures and potential future acquisitions.

No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

  Prior to this offering, there has been no public market for our common stock. We cannot assure you an active trading market for our common stock will develop or be sustained following this offering. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between us and the underwriters based upon several factors and may not be indicative of future market prices for our common stock.

Our stock price may be highly volatile and could drop unexpectedly, particularly because we are an Internet-related company.

  The market price for the common stock of Internet-related companies often reach levels that bear no relationship to the operating results of these companies. These market prices are generally not sustainable and could vary widely. The market price of our common stock is likely to be highly volatile, as the market for Internet-related companies, in particular, has been highly volatile. Our common stock may experience a significant decline at any time. We cannot assure you that our common stock will trade at the same levels as other Internet-related stocks or that Internet-related stocks in general will sustain their current market prices.

  Following a significant decline in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to us, even if the claims had no merit, litigation would be expensive and would divert management's attention from the operation of our business.

Our principal stockholders, executive officers and directors will have substantial control over all matters requiring stockholder approval, including a change of control that you might otherwise approve.

  Our executive officers and directors and entities affiliated with them will,
in the aggregate, beneficially own approximately    % of our common stock
following this offering. In particular, entities affiliated with three of our
non-employee directors will collectively own approximately    % of our
outstanding common stock. Richard E. Glassberg, the chairman of our board of
directors and our chief executive officer, will own approximately    % of our
outstanding common stock. All of these stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. Such a concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

Substantial sales of our common stock, or the perception by the market that such sales are likely to occur, could cause our stock price to decline.

  If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, or if the market perceives that they are likely to sell, then the market price of our common stock could fall. Restrictions under the securities laws and lock-up agreements limit the number of shares of common stock available for sale in the public market. The holders of substantially all shares of common stock, warrants and options exercisable into shares of common stock have agreed not to sell any of these securities for 180 days after the effective date of the offering without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion, release all or any portion of the securities subject to these lock-up agreements at any time and from time to time.

  We intend to file a registration statement to register all shares of common stock under our stock option plans shortly following this offering. After this registration statement is effective and upon expiration or release of applicable lock-up restrictions, shares issued upon exercise of stock options will be eligible for resale in the public market without further restriction. In addition, the holders of 48,993,695 shares of our common stock and warrants to purchase an additional 760,000 shares of our common stock hold registration rights. After the expiration or release of applicable lock-up restrictions, we will be obligated, subject to specified conditions, to use our best efforts to register these shares for resale. See "Description of Capital Stock-- Registration Rights."

You will suffer immediate and substantial dilution in the book value of your investment.

  The initial public offering price per share in this offering will significantly exceed our net tangible book value per share. If we were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors
purchasing shares in this offering will suffer dilution of $    per share from
their investment.

We intend to adopt antitakeover provisions that could make the sale of Phase2Media more difficult.

  Our certificate of incorporation and bylaws will contain provisions, such as undesignated preferred stock, which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our board of directors intends to adopt amendments to our certificate of incorporation and bylaws, which will provide for a staggered board, advance notice of stockholder proposals and restrictions on the persons that may call special stockholder meetings. These provisions may delay or prevent a change of control of Phase2Media even if this change of control would benefit our stockholders.

                           FORWARD-LOOKING STATEMENTS

  This prospectus includes forward-looking statements. In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Phase2Media, our business or our management, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions.

  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the        shares of
common stock offered by us, at an assumed initial public offering price of $ per share, and after deducting underwriting discounts and commissions and the
estimated offering expenses payable by us, will be approximately $     , or
$     if the underwriters' over-allotment option is exercised in full.

  The principal purposes of this offering are to raise additional capital, to create a public market for our common stock and to facilitate our future access to the capital markets. We intend to use the net proceeds of this offering to expand our sales force and for general corporate purposes, including working capital. Our management will retain broad discretion in the allocation of the net proceeds of this offering.

  Pending these uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

  The following table sets forth our capitalization at March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion of all outstanding shares of our class A common stock, series A preferred stock (the difference between the fair market value of common stock issued upon the conversion of series A preferred stock and its carrying value will be accounted for as a dividend), series B preferred stock, series C preferred stock and
     series D preferred stock into            shares of common stock; and

  .  on a pro forma as adjusted basis to reflect the preceding pro forma
     adjustments and our sale of        shares of common stock in this
     offering at an assumed initial public offering price of $     per share
     and the application of the estimated net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

  The table should be read in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         March 31, 2000
                                                  -----------------------------
                                                              Pro    Pro Forma
                                                   Actual    Forma  As Adjusted
                                                  --------  ------- -----------
                                                         (in thousands)
Series A redeemable convertible preferred stock,
 $.001 par value, 150,000 shares designated,
 9,000 shares issued and outstanding actual; no
 shares designated, issued and outstanding pro
 forma and pro forma as adjusted................  $  2,090  $          $

Stockholders' equity:
Preferred stock, $.001 par value: 50,000,000 shares authorized actual, pro forma and pro forma as adjusted:

  Series B convertible preferred stock,
   23,000,000 shares designated, 22,910,000
   shares issued and outstanding actual; no
   shares designated, issued and outstanding pro
   forma and pro forma as adjusted..............     8,572
  Series C convertible preferred stock,
   9,908,000 shares designated, 9,908,000 shares
   issued and outstanding actual; no shares
   designated, issued and outstanding pro forma
   and pro forma as adjusted....................     3,900
  Series D convertible preferred stock,
   11,363,195 shares designated, 11,363,195
   shares issued and outstanding actual; no
   shares designated, issued and outstanding pro
   forma and pro forma as adjusted..............    17,375
Class A common stock, $.001 par value,
 40,000,000 shares authorized, 3,000,000 shares
 issued and outstanding actual; no shares
 authorized, issued and outstanding pro forma
 and pro forma as adjusted......................         3
Common stock, $.001 par value, 100,000,000
 shares authorized, 1,812,500 shares issued and
 outstanding actual;        shares authorized
 pro forma and pro forma as adjusted,
 shares issued and outstanding pro forma,
 shares issued and outstanding pro forma as
 adjusted.......................................         2
Additional paid-in capital......................    14,801
Deferred compensation...........................   (16,129)
Accumulated other comprehensive income..........         1
                                                  --------  -------    ----
Accumulated deficit.............................    (9,812)
  Total stockholders' equity....................    18,713
                                                  --------  -------    ----
  Total capitalization..........................  $ 20,803  $          $
                                                  ========  =======    ====

                                    DILUTION

  Our pro forma net tangible book value at March 31, 2000 was approximately
$        , or $        per share of common stock. Pro forma net tangible book
value per share is equal to the amount of our tangible net assets less total liabilities, divided by the total number of shares of common stock outstanding on an as converted basis. After giving effect to our sale of the shares of common stock offered by this prospectus at an assumed initial public offering
price of $     per share and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value at March 31,
2000 would have been approximately $     million, or $     per share of common
stock. This amount represents an immediate increase in pro forma net tangible
book value of $     per share to existing stockholders and an immediate
dilution in net tangible book value of $     per share to new investors in the
common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................      $
  Pro forma net tangible book value per share at March 31, 2000..... $
  Pro forma increase attributable to new investors..................
                                                                     ----
Pro forma as adjusted net tangible book value per share after this offering...........................................................
                                                                          ----
Pro forma dilution per share to new investors.......................      $
                                                                          ====

  The following table summarizes, on a pro forma basis at March 31, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors.

                                      Shares                             Average
                                    Purchased    Total Consideration      Price
                                  -------------- ---------------------     Per
                                  Number Percent  Amount     Percent      Share
                                  ------ ------- ---------  ----------   -------
Existing stockholders............              %  $                    %  $
New investors....................
                                   ---    -----   ---------  ----------
  Total..........................         100.0%  $               100.0%
                                   ===    =====   =========  ==========

  The tables and calculations above assume no exercise of outstanding options and exclude outstanding warrants. At March 31, 2000, there were 11,741,391 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $0.52 per share and 995,000 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $1.77 per share.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The selected statement of operations data for the period from our inception on March 30, 1999 to December 31, 1999 and the selected balance sheet data at December 31, 1999 are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2000 and the balance sheet data at March 31, 2000 are unaudited and, in our opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information. The historical results presented below are not necessarily indicative of our results for any future period.

                                            Period from March
                                                30, 1999
                                             (inception) to   Three Months Ended
                                            December 31, 1999   March 31, 2000
                                            ----------------- ------------------
Operating Data:
System revenue (1)........................       $ 9,576           $11,730
                                                 =======           =======
Statement of Operations Data:
Revenue...................................       $ 4,452           $ 5,253
Cost of revenue...........................         2,108             1,909
                                                 -------           -------
Gross profit..............................         2,344             3,344
Operating expenses:
  Sales and marketing.....................         4,339             3,463
  Product development.....................           702               307
  General and administrative..............         2,978             2,418
  Non-cash compensation...................            87               560
  Depreciation and amortization...........            79                82
                                                 -------           -------
   Total operating expenses...............         8,185             6,830
                                                 -------           -------
Loss from operations......................        (5,841)           (3,486)
Other income..............................             7               169
                                                 -------           -------
Net loss..................................        (5,834)           (3,317)
Preferred stock dividends and accretion...          (302)             (359)
                                                 -------           -------
Net loss applicable to common
 stockholders.............................       $(6,136)          $(3,676)
                                                 =======           =======
Basic and diluted net loss per share
 applicable to common stockholders........       $ (0.58)          $ (0.54)
                                                 =======           =======
Shares used in calculating basic and
 diluted net loss per share applicable to
 common stockholders......................        10,587             6,862
                                                 =======           =======

                                            December 31, 1999   March 31, 2000
                                            ----------------- ------------------
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments..............................       $ 4,903           $17,693
Working capital...........................         4,423            18,466
Total assets..............................        13,668            35,324
Redeemable convertible preferred stock....         1,731             2,090
Total stockholders' equity................         3,411            18,713

--------
(1) System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts and related consulting revenue. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion of our financial condition and results of operations together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Phase2Media and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements, as more fully described in "Risk Factors" and elsewhere in this prospectus.

Overview

  Phase2Media is a leading Internet advertising sales and marketing organization that sells advertising inventory on the Web sites of branded Web publishers. We provide a comprehensive sales solution to Web publishers which includes the sale of ad inventory, as well as a full complement of strategic, marketing and consulting services. Our exclusive sales relationships with branded Web sites enable us to offer their most desirable advertising space to advertisers.

  We were incorporated in Delaware in March 1999 as CKG Media.com, Inc. and changed our name to Phase2Media, Inc. in December 1999. In April 1999, we issued 8,250,000 shares of common stock to the CKG Media.com, Inc. Stock Trust in exchange for $430,000 and certain assets valued at $4,000. We first recognized revenue in August 1999.

  We generally enter into service fee-based contracts with our clients under which we usually obtain the exclusive right to purchase their Web site ad inventory and resell it to advertisers. These contracts have terms ranging from one to three years. Ad sales revenue is recognized in the period in which the advertisement is served on our clients' Web sites. We are responsible for billing advertisers for payment, and we bear the risk of non-payment by the advertisers. The cost of purchasing ad space from Web publishers and third-party ad serving is included in cost of revenue.

  We have entered into commission-based contracts with FreeLotto and Prodigy, whereby we receive a commission for the sale of their ad inventory. Revenue from these contracts reflects only the amount of the commission earned without any associated cost of revenue. We recognize commissions in the period in which an advertisement is served on the Web site. In addition, under the FreeLotto contract, we are responsible for billing advertisers for payment, but we do not bear the risk of non-payment. We may enter into additional commission-based contracts.

  System revenue represents the full value of gross billings for ads sold under either service fee-based or commission-based contracts and related consulting revenue. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.

  We currently generate substantially all of our revenue from ad sales. Ads are generally sold on either a (1) sponsorship basis, which are generally priced based on the length of time the sponsorship runs, (2) "CPM" basis, which is the cost to display an ad to 1,000 viewers or (3) "cost per action" basis, which is priced based on the amount of user response to an ad. To date, we have generated a limited amount of revenue from consulting services.

  During the period from our inception on March 30, 1999 to December 31, 1999, and the three months ended March 31, 2000, sales of ad inventory on FreeLotto accounted for approximately 76.3% and 80.3% of system revenue and 47.2% and 53.5% of revenue, respectively. Our contract with FreeLotto runs through October 2001, subject to early termination by FreeLotto if we do not sell a guaranteed minimum level of inventory or by either party if the other party experiences a change in ownership or control of more than 20%.

  We have incurred significant losses from operations since our inception. We incurred losses of $5.8 million during the period from March 30, 1999 to December 31, 1999 and $3.6 million during the three months ended March 31, 2000. We expect that we will incur significant expenses and operating losses in the future associated with our planned domestic and international expansion, including hiring additional personnel. This will involve the expenditure of significant funds and continued operating losses for the foreseeable future.

  In connection with the grant of stock options to employees through March 31, 2000, we recorded total deferred compensation of approximately $16.8 million as a reduction to stockholders' equity. This deferred compensation represents the difference between the estimated fair value of our common stock for financial reporting purposes and the exercise price of these options at the date of grant. We are amortizing this amount over the related vesting period of the applicable options, which is generally three years, resulting in an expense of approximately $87,000 during the period from March 30, 1999 to December 31, 1999 and $560,000 during the three months ended March 31, 2000. Amortization of deferred stock compensation for stock options granted as of March 31, 2000 is approximately $4.2 million for the remainder of the year ended December 31, 2000 and $5.6 million, $5.5 million and $827,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

Results of Operations

Three months ended March 31, 2000

  System revenue. System revenue represents the full value of gross billings for ads sold under either service fee-based or commission-based contracts and related consulting revenue. System revenue for the three months ended March 31, 2000 was $11.7 million.


  Revenue. Revenue consists of revenue generated from ad sales and the performance of consulting services. Revenue for the three months ended March 31, 2000 was $5.3 million. Ad sales revenue is affected by changes in the number of our clients and the number of ads served.

  Cost of revenue. Cost of revenue consists of the purchase of advertising inventory for service fee-based contracts, the costs of ad serving for service fee-based and commission-based contracts, and the costs associated with consulting services provided. Cost of revenue during the three months ended March 31, 2000 was $1.9 million, or approximately 36.3% of revenue.

  Sales and marketing. Sales and marketing expenses include salaries, commissions, travel, advertising and marketing materials expenses. Sales and marketing expenses during the three months ended March 31, 2000 were $3.5 million, or approximately 65.9% of revenue. We expect our sales and marketing expenses to increase in absolute dollars as we continue to promote our advertising solutions and hire additional sales personnel in the United States and other countries.

  Product development. Product development expenses include personnel and other related costs incurred to further develop our ad serving capabilities and ad management system. Product development expenses during the three months ended March 31, 2000 were $307,000, or approximately 5.8% of revenue. We expect our product development expenses to increase in absolute dollars as these initiatives are critical to our strategy of providing excellent client service.

  General and administrative. General and administrative expenses include personnel and related costs, such as accounting and finance, human resources, facilities, legal and information systems. General and administrative expenses during the three months ended March 31, 2000 were $2.4 million, or approximately 46.0% of revenue. We expect that our general and administrative expenses will continue to increase in absolute dollars as we hire additional personnel, expand our facilities and incur costs associated with being a public company.

  Depreciation and amortization. Depreciation and amortization expenses represent depreciation and amortization of our fixed assets. Depreciation and amortization expenses for the three months ended March 31, 2000 were $82,000, or approximately 1.6% of revenue. We intend to increase capital expenditures in absolute dollars to continue to expand our systems and facilities, which will result in increased depreciation and amortization expenses associated with these expenditures.

  Income taxes. No provision for federal or state income taxes was recorded for the three months ended March 31, 2000 because we incurred a net loss. As of March 31, 2000, we had approximately $8.2 million of federal net operating loss carryforwards, which expire in 2019 and 2020. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for the losses and a valuation allowance has been recorded for the entire amount of the deferred tax asset. In addition, changes in our share ownership, including as a result of this offering, will restrict our ability to utilize our net operating loss carryforwards.

Period from our inception on March 30, 1999 to December 31, 1999

  System revenue. System revenue for the period from March 30, 1999 to December 31, 1999 was $9.6 million.

  Revenue. Revenue for the period from March 30, 1999 to December 31, 1999 was $4.5 million.

  Cost of revenue. Cost of revenue during the period from March 30, 1999 to December 31, 1999 was $2.1 million, or approximately 47.3% of revenue.

  Sales and marketing. Sales and marketing expenses during the period from March 30, 1999 to December 31, 1999 were $4.3 million, or approximately 97.5% of revenue.

  Product development. Product development expenses during the period from March 30, 1999 to December 31, 1999 were $702,000, or approximately 15.8% of revenue.

  General and administrative. General and administrative expenses during the period from March 30, 1999 to December 31, 1999 were $3.0 million, or approximately 66.9% of revenue.

  Depreciation and amortization. Depreciation and amortization expenses during the period from March 30, 1999 to December 31, 1999 were $79,000, or approximately 1.8% of revenue.

  Income taxes. No provision for federal or state income taxes was recorded for the period from March 30, 1999 to December 31, 1999 because we incurred a net loss.

Quarterly Results of Operations

  The following table shows our unaudited quarterly statement of operations data for 1999 and the first quarter of 2000. We derived this data from unaudited financial statements, and, in the opinion of our management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                          Quarter Ended
                                                    ----------------------------
                                    March 30, 1999             Dec.
                                     (inception)     Sept.      31,    March 31,
                                   to June 30, 1999 30, 1999   1999      2000
                                   ---------------- --------  -------  ---------
                                                 (in thousands)
Operating Data:
System revenue....................     $    112     $  1,706  $ 7,758   $11,730
                                       ========     ========  =======   =======
Statement of Operations Data:
Revenue...........................     $     44     $    830  $ 3,578   $ 5,253
Cost of revenue...................           20          387    1,701     1,909
                                       --------     --------  -------   -------
Gross profit......................           24          443    1,877     3,344
Operating expenses:
 Sales and marketing..............          674        1,072    2,593     3,463
 Product development..............          200          148      354       307
 General and administrative.......          727          722    1,529     2,418
 Non-cash compensation............          --           --        87       560
 Depreciation and amortization....            4           29       46        82
                                       --------     --------  -------   -------
   Total operating expenses.......        1,605        1,971    4,609     6,830
                                       --------     --------  -------   -------
Loss from operations..............       (1,581)      (1,528)  (2,732)   (3,486)
Other income (expense)............           (7)          (6)      20       169
                                       --------     --------  -------   -------
Net loss..........................     $ (1,588)    $ (1,534) $(2,712)  $(3,317)
                                       ========     ========  =======   =======

  We believe that our revenue will be subject to seasonal fluctuations as a result of general patterns of retail advertising and marketing and consumer purchasing, which are typically higher during the fourth calendar quarter and lower in the following quarter. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and consumer buying patterns. Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance.

Liquidity and Capital Resources

  Since our inception on March 30, 1999, we have financed our operations primarily through the sale of equity securities, generating net proceeds of $31.3 million through March 31, 2000.

  Net cash used in operating activities was $4.7 million for the period from March 30, 1999 to December 31, 1999 and $3.6 million for the three months ended March 31, 2000. For each of these periods, net cash used in operating activities consisted primarily of our net loss, substantially offset by increases in accounts receivable and accounts payable.

  Net cash used in investing activities was $797,000 for the period from March 30, 1999 to December 31, 1999 and $5.7 million for the three months ended March 31, 2000. For the period from March 30, 1999 to December 31, 1999, net cash used in investing activities consisted primarily of capital expenditures. For the three months ended March 31, 2000, net cash used in investing activities consisted primarily of purchases of short-term investments.

  Net cash provided by financing activities was $10.4 million for the period from March 30, 1999 to December 31, 1999 and $17.3 million for the three months ended March 31, 2000. For each of these periods, net cash provided by financing activities consisted primarily of the net proceeds from the sale of our preferred stock.

  At March 31, 2000, we had $17.7 million of cash, cash equivalents and short-term investments. At March 31, 2000, our principal commitments consisted of accounts payable to clients of $10.2 million. In addition, at March 31, 2000, our series A redeemable preferred stock had an aggregate liquidation value of $9.4 million. In May 2000, the terms of our series A preferred stock were amended to provide that the series A preferred stock will be converted upon completion of this offering into an aggregate number of shares of common stock equal to the aggregate liquidation value of the series A preferred stock divided by 50% of the initial public offering price per share of the common stock in this offering.

  We have outstanding a letter of credit for $2.5 million that expires on December 31, 2000 and a letter of credit for $313,000 that expires on February 28, 2006. Our obligations under the $2.5 million letter of credit are secured by substantially all of our assets. We are required to maintain cash balances as collateral for our obligations under the letters of credit.

  Under our agreement with Prodigy, we have guaranteed minimum advertising sales. If we do not achieve these levels, we could be required to pay up to $4.5 million per year during each year of the agreement relating to this guarantee.

  Although we do not currently have any material commitments for capital expenditures, we anticipate that we will spend approximately $1.0 million per year on capital expenditures over the next two to three years in connection with our anticipated growth in operations, infrastructure and personnel. We currently anticipate that we will continue to experience significant growth in operating expenses for the foreseeable future. We believe that our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If we are unable to raise additional capital or additional capital is not available, our anticipated growth would be impeded.

Year 2000 Compliance

  To date our systems and software have not experienced any material disruption due to the onset of the Year 2000, and we have completed our Year 2000 preparedness activities. However, we cannot assure that we will not experience disruptions in the future as a consequence of the Year 2000 issue. We cannot quantify the amount of our potential exposure, but do not believe it to be material.

Recent Accounting Pronouncements

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101. SAB 101 summarizes some of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with SAB 101.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities

Deferral of Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. We do not currently have any derivative instruments or hedging activities and do not expect SFAS 133 to materially adversely impact us.

Inflation

  The impact of inflation on our business has not been material to date.

                                    BUSINESS

Overview

  Phase2Media is a leading Internet advertising sales and marketing organization that sells advertising inventory on the Web sites of branded Web publishers. We provide a comprehensive sales solution to Web publishers which includes the sale of ad inventory, as well as a full complement of strategic, marketing and consulting services. Our exclusive sales relationships with branded Web sites enable us to offer their most desirable advertising space to advertisers.

  We identify prospective clients on the basis of a number of criteria, including name recognition, high visitor traffic, desirable consumer demographics, compelling content, a visible market position and an experienced management team. We currently have agreements to sell the ad inventory of over 60 branded sites including Prodigy Communications and all of Hachette Filipacchi's online properties, such as Elle, George and Road&Track. Branded Web sites typically generate significantly higher advertising rates than industry averages. We enhance the unique capabilities of these Web sites with our experienced sales organization of over 70 professionals to maximize the value of their ad inventory. We work closely with our clients to understand their core audience and develop marketing materials that highlight attractive advertising and sponsorship opportunities to advertisers.

Industry Background

The Emergence of Global Internet Advertising

  The Internet has become an attractive medium for advertisers, offering an ability to target and interact with consumers and to measure campaign effectiveness not generally available in traditional advertising media. To date, technology companies, Internet portals and electronic commerce companies have been the leading advertisers on the Internet. Many of the largest advertisers in traditional media, including consumer products companies and automobile manufacturers, have only recently begun to advertise online. Internet advertising is expected to grow quickly as larger advertisers shift some of their ad spending from traditional media to the Internet. Forrester Research has projected that total worldwide online advertising expenditures will grow from an estimated $3.3 billion in 1999 to $33.1 billion in 2004.

  Despite the growth in online advertising, advertising spending has been focused on a relatively small number of established, high-traffic Web sites. PricewaterhouseCoopers has estimated that the ten most visited Web sites accounted for approximately 70% of all dollars spent on Internet advertising in the fourth quarter of 1999. As online advertising grows, it is expected that advertisers will look to a broader range of Web sites that offer substantial traffic and desirable demographic characteristics that allow for highly targeted advertising.

Challenges for Branded Web Publishers

  Each Web publisher that wishes to succeed in the online advertising market must determine whether to build its own sales force or to seek the expertise of a third party to sell its ad inventory. In either case, Web publishers face many challenges as they seek to maximize advertising revenue, including:

  Cost of Building an In-House Sales Force. Web publishers that decide to build an in-house sales force must devote significant management attention and financial resources to attracting and retaining experienced sales people with relationships with key media buyers at advertisers.

  Need to Maintain and Enhance Brand Value. Web publishers that outsource their ad sales function often rely on third party advertising networks that bundle hundreds or thousands of Web sites to sell ad inventory. This strategy can lead to brand dilution if advertisers ignore or discount the value of the Web publishers' unique brands.

  Need to Efficiently Manage Ad Inventory. Maximizing the value of a Web site's available ad inventory requires efficient inventory management. Web publishers have difficulty charging premium rates to some advertisers while selling remnant ad inventory at reduced rates on third party networks. This price inconsistency may reduce a Web publisher's ability to charge premium rates over the long term.

  Limitations in Accessing Best Available Ad Serving and Tracking
Technologies. Given the ongoing evolution of ad serving and tracking technologies, many Web publishers cannot afford to develop and maintain such technologies. Web publishers that rely upon third party ad representation firms are often required to utilize only the proprietary technology of the outside firm, which can limit their ability to access the best solution.

  Difficulty in Realizing Value from User Information. Many Web publishers collect data that could be analyzed to better understand user characteristics and enable targeted advertising. In many cases, Web publishers do not know how to derive revenue from this data or adapt their practices to respond to user privacy concerns.

Challenges for Advertisers

  Advertisers that wish to use the Internet also face a number of challenges as they seek to enhance the effectiveness of their advertising campaigns, including:

  Responding to a Complex and Evolving Advertising Medium. The proliferation of Web sites and Web pages covering a broad range of audiences has resulted in an increasingly complex and fragmented advertising environment. Advertisers must be educated on the benefits of advertising online and then learn how to construct, purchase and implement their advertising campaigns in this new and evolving medium.

  Lack of Strategic Online Expertise. Advertisers typically do not have significant in-house online advertising expertise because of the time and expense necessary to attract and retain experienced personnel. Consequently, advertisers have begun to outsource this function to find sales professionals with the expertise necessary to implement targeted online advertising campaigns.

  Limited Ability to Refine Campaigns. In order to maximize the effectiveness of online strategies, advertisers must be able to implement changes to their campaigns on a timely basis. Most advertisers lack the technical expertise to analyze campaign performance data and quickly adjust their online advertising and, therefore, require a third party solution. Some third party providers do not offer campaign refinement tools, and those that do often lack the expertise to effectively refine and customize an advertising campaign.

Opportunity for Advertising Sales of Branded Web Publishers

  Many branded Web publishers have had limited success in promoting their sites to advertisers and have instead relied upon advertising networks to sell their ad inventory. Traditional advertisers have historically been reluctant to advertise on the Web, and those that have advertised on the Web have focused on a small group of leading Web sites. Advertisers understand the value of brands and are willing to pay higher prices to advertise on media with targeted demographics. We believe an opportunity exists for a company to assist branded Web publishers in promoting their Web sites and realizing higher revenue for selling their advertising inventory. We also believe an opportunity exists for a company to work with advertisers to formulate campaigns that efficiently reach their targeted audience.

The Phase2Media Solution

  Phase2Media is a leading Internet sales and marketing organization that sells the advertising inventory of branded Web publishers. Our experienced sales organization works with our clients to maximize the value of their brands in order to increase their ad sales revenue. Our focus on the sale of individual branded Web sites, including their most desirable advertising space, provides advertisers with access to the audiences they seek. We believe that our solution provides our clients and their advertisers a number of advantages, including the following:

Advantages to Branded Web Publishers

  Access to Our Experienced Sales Organization. Our senior management team and sales professionals include more than 70 individuals with experience and expertise in both online and traditional media. We have over 20 senior executives with an average of over 15 years of ad sales experience. Our clients are assigned sales professionals with particular expertise in the industry in which the client competes. Our sales professionals promote these Web sites through their long standing relationships with advertisers and advertising agencies.

  Focus on Individual Brands. We have arrangements under which we generally have access to 100% of a Web site's ad inventory. Our contracts range between one and three years in duration. Our sales professionals employ a consultative sales approach to develop individualized advertising and marketing strategies for each client that emphasize the Web site's brand name and visitor demographics. By highlighting this information to advertisers, we attract targeted advertising campaigns that seek to capitalize on the demographics of the users of the Web site.

  High Level of Client Service. We have a team of client relationship professionals who are responsible for responding to the evolving needs of our clients and monitoring their overall satisfaction. In addition, we have recently employed a sophisticated ad management system that has been designed to provide our clients with real-time Internet access to every aspect of the sales process, including sales leads, orders and ad management. Our ad management technology also monitors each active ad campaign and available ad inventory to help Web publishers maximize revenue.

  Flexible Ad Serving and Tracking Platform. By taking advantage of multiple third party ad serving and tracking technologies, we are able to offer our clients the best available technologies without the significant costs associated with developing these capabilities in-house. Our flexible platform solution includes centralized ad serving and tracking capabilities for executing, managing and optimizing advertising campaigns.

  Direct Advertising Capabilities. Direct advertising targets individual Web users to increase campaign effectiveness. After collecting customer data obtained through sweepstakes, Web user registrations and other techniques, we deliver targeted e-mails designed to allow advertisers to develop relationships with users by customizing and directing messages.

Advantages to Advertisers

  Strategic Sales Approach. Our experienced sales professionals work closely with leading advertisers to help them reach their target audience. We understand the importance of ad placement in Web advertising campaigns, and are able to offer advertisers the most desirable ad space that is available on our clients' Web sites. We work with advertising executives to identify those Web sites that offer the greatest opportunities to maximize return on advertising dollars.

  Innovative Advertising Solutions. We create comprehensive and integrated sponsorship advertising solutions. We believe that these solutions enable advertisers to place their advertisements in a more relevant context. Our targeted solutions utilize value-added features such as integrating advertisements into the content of our clients' Web sites. We believe these placements generate higher returns by leveraging the existing relationship between the online consumer and the Web site.

  Utilization of Ad Serving and Tracking Technologies. We utilize leading third party technologies from a number of vendors to collect data on the effectiveness of advertisers' campaigns in driving traffic and click-throughs. Our professional staff then analyzes the collected data and recommends refinements in ad placement and targeting to the advertiser. As a result, we work with advertisers to adjust campaigns in real time and utilize direct marketing techniques to enhance value for advertisers.

Strategy

  Our objective is to become the premier sales and marketing organization selling the advertising inventory of branded Web publishers. The following are the key elements of our strategy to achieve this objective:

  Expand Our Branded Client Base. We will continue to selectively target Web publishers throughout the world that demonstrate name recognition, high visitor traffic, desirable consumer demographics, compelling content, a visible market position and an experienced management team. We intend to continue to focus our efforts on opportunities where we have access to 100% of our clients' ad inventory on an exclusive basis.

  Grow Our Sales and Marketing Organization. Our team of experienced sales professionals is our greatest asset. We intend to continue to attract and retain sales professionals who can leverage their expertise and existing relationships with advertisers and ad agencies for the benefit of our clients.

  Further Develop Our Direct Marketing Business. We intend to expand the number of clients that offer high quality direct marketing to advertisers. For instance, we intend to capitalize on the growing popularity of e-mail newsletters distributed by Web publishers by selectively placing ads within these newsletters.

  Expand Our International Operations. We believe that the worldwide growth of the Internet will lead to increased ad spending on Web sites that are operated outside of the United States. Consequently, we intend to build a network of international offices to expand our worldwide business development and sales presence beginning in Europe. We intend to focus our business development efforts on Web sites that appeal to a broad international audience.

Services and Clients

Sale of Advertising Inventory of Branded Web Sites and Other Services

  We offer the following services to address the needs of our clients:

  Sale of Advertising Inventory. Our principal business is to work with branded Web publishers to sell advertising inventory on their Web sites. The process of selling advertising inventory includes identifying prospective clients, establishing customer service relationships, preparing individual marketing materials and calling on prospective advertisers. We identify prospective clients on the basis of a number of criteria, including name recognition, prospects for high visitor traffic, desirable consumer demographics, compelling content, a visible market position, and an experienced management team. Once our business development team signs up a new Web publisher client, we work closely with the client to understand its core audience and develop marketing materials that highlight attractive advertising and sponsorship opportunities for advertisers. Our sales professionals promote the Web publisher's site through their long standing relationships with advertisers and advertising agencies. Finally, we provide ongoing customer service to respond to the needs of our clients and monitor overall customer satisfaction.

  When appropriate, we assemble dedicated sales teams for individual branded Web publishers. These sales teams perform all advertising sales functions, including multi-tiered promotional programs, sponsorships and e-commerce opportunities. To date, we have established a separate sales team dedicated to all of Hachette Filipacchi New Media's online properties, including Car and Driver, Road&Track, George, Premiere and Home Online, and a separate sales team to represent Prodigy Communications, a leading Internet service provider.

  Our client list includes the following Web publishers:

    AmericanGreetings          Classmates            gURL              RadioWallStreet
www.americangreetings.com  www.classmates.com    www.gurl.com      www.radiowallstreet.com
  The Associated Press            Elle               Maxim               Road&Track
       www.ap.org             www.elle.com    www.maximonline.com   www.roadandtrack.com
       Astrocenter              Foxtrot             mySimon               Sothebys
   www.astrocenter.com      www.foxtrot.com     www.mysimon.com       www.sothebys.com
       Britannica              FreeLotto           NeoPlanet        Sound & Vision Online
   www.britannica.com      www.freelotto.com   www.neoplanet.com  www.soundandvisionmag.com
       CEOExpress               Garfield           Premiere       Sydney 2000 Olympic Games
   www.ceoexpress.com       www.garfield.com   www.premiere.com       www.olympics.com
     Car and Driver              George             Prodigy                WeMedia
  www.caranddriver.com     www.georgemag.com    www.prodigy.net        www.wemedia.com

  Direct Advertising. Our direct advertising division, P2M Direct, sells targeted advertising on high-traffic sites such as FreeLotto and Qool.com that obtain opt-in registration data. In addition, P2M Direct sells advertisements and sponsorships for LifeMinders.com, an online direct marketing company that provides personalized content and advertisements by electronic newsletter to its community of members. This division also provides other electronic newsletter marketing opportunities to advertisers, including e-mail list rental, sales and segmentation.

  Consulting. Our consulting division provides Web publishers with strategic solutions in order to develop advertising sales, enhance e-commerce capabilities, increase revenue and heighten the overall online presence of their Internet properties. Recent projects have included business planning, creation of high-value advertising inventory, trend forecasts and content development.

Advertisers

  Our sales professionals have developed long standing relationships with numerous advertisers and advertising agencies involved in both traditional and online media advertising. Our sales and marketing professionals consult closely with advertisers to understand their needs and direct them toward Internet properties that we believe can deliver the desired results. To date, we have sold advertisements on our clients' Web sites to numerous companies, including:

          Ameritech                Forbes.com           Mitsubishi Motors
            AT&T                      Ford                     MTV
      Barnes&Noble.com                FOX                 Neiman Marcus
        Bloomingdales               Gateway                  Pontiac
          Chrysler                GEICO Direct          RollingStone.com
       Columbia House            General Motors               Sears
       Delta Air Lines                IBM                     Sony
          DISCOVER             Johnson & Johnson           Staples.com
           Disney                    Macy*s                  US West
         Eddie Bauer               Maybelline                 Visa

Selected Advertising and Marketing Campaigns

  The following are several representative examples of the advertising and marketing solutions that we have provided to clients and advertisers:

Neiman Marcus and Elle.com

  Neiman Marcus is a retailer of high-end men's and women's apparel, jewelry and home furnishings. Elle.com is the online portal of Elle, the popular international women's fashion and lifestyle magazine.

  The Challenge: Neiman Marcus wanted to create an approach to online shopping that matched the unique, high-quality experience customers received in Neiman Marcus stores. They also needed to build awareness and create excitement around their new Web site, NeimanMarcus.com.

  The Solution: Working closely with Neiman Marcus, we created one of Neiman Marcus' first online advertising partnerships. Our sales team suggested that Neiman Marcus sponsor a content rich, integrated advertising campaign on Elle.com. Specifically, the sponsorship featured a mini-site with an interview of the top Neiman Marcus Fashion Director on the latest fashions and multiple pop-ups of new Neiman Marcus merchandise. Every other week, a new pop-up window was created that continued the interview and featured new Neiman Marcus items. The partnership ran from the end of November 1999 until January 2000.

Universal Studios and MaximOnline.com

  Universal Studios is a major motion picture company. MaximOnline is the online version of the popular men's magazine and a leading site for men aged 18-34.

  The Challenge: Universal Studios sought an online advertising and marketing solution for its March 2000 release, "Erin Brockovich" starring Julia Roberts, that would drive traffic to the movie's official site and create awareness and excitement for the film. Specifically, Universal Studios and its advertising agency were challenged with marketing a female targeted film to a male audience.

  The Solution: Our sales development group teamed up with Universal Studios and its advertising agency to craft an integrated online sponsorship package for MaximOnline. Julia Roberts was featured prominently on the Maxim home page for the entire weekend of the movie's release. Julia Roberts was also profiled in a popular column of MaximOnline that featured pictures of Julia Roberts from the movie, a brief synopsis of the film and several text links to its official site.

Visa and The Sydney 2000 Olympic Games

  The Challenge: Visa wanted to extend its offline sponsorship commitment to the Sydney 2000 Olympic Games online in order to build brand awareness and prompt users to use Visa when making online purchases.

  The Solution: Our dedicated sales team for the Sydney 2000 Olympic Games crafted a sponsorship package for Visa designed to leverage its brand name and recognition with its worldwide commitment to the Olympics and the four U.S. teams that Visa sponsors. The sponsorship commenced March 1, 2000. Sponsorship elements include: (1) preferred card status in all international markets with the added element as the exclusive credit card for all transactions originating in the United States, (2) full-time logo presence throughout the online Olympic store, (3) "Brought to you by Visa" messaging, and (4) status as the exclusive payments card for transactions originating within the United States.

Sales and Marketing

  Our sales and marketing organization is divided into three groups. One group markets our services and provides ongoing support service for our clients. A second group develops marketing materials. The third group provides ad sales services for our clients. At March 31, 2000, our marketing and customer service group included nine employees, our group specializing in developing marketing materials included seven employees, and our group providing ad sales services included 69 sales professionals.

  Our ad sales professionals are dedicated to expanding their long standing relationships with advertisers and ad agencies. These individuals are located at our headquarters in New York and our offices in Atlanta, Chicago, Dallas, Detroit, Los Angeles and San Francisco.

  To support our business development efforts and actively promote the Phase2Media brand, we conduct comprehensive marketing programs, including public relations, print advertisements, Web advertising seminars and trade shows.

Privacy Policy

  We are focused on advertising sales for our clients and do not collect or own any identifying personal information. Each of our sites has a privacy policy that is compliant with industry standards established by the Internet Advertising Bureau or the Online Privacy Alliance. We are committed to protecting the privacy of the users of the sites of our Web publisher clients.

  We only sell data received through opt-in practices when the purpose of that data collection is made clear to the user. User information is not sold unless the user expressly agrees to receivee-mails and targeted offers from third parties.

Competition

  The online advertising market is extremely competitive. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

  . the continued and increasing acceptance by advertisers of the Internet as an effective and cost-efficient means of advertising;

  . the effectiveness of our services compared to alternative advertising methods, including the services of our competitors;

  . our sales and marketing efforts;

  . our client service and support efforts; and

  . our ability to adapt to the rapidly changing trends of the Internet.

  We compete directly with a number of different types of companies. Our competitors include:

  . third-party Internet advertising networks;

  . large Internet media companies, Internet search engine companies and Internet service providers;

  . providers of advertising inventory management products and related services; and

  . in-house sales forces of Web publishers.

  Third-party Internet advertising networks include CMGI, DoubleClick and 24/7 Media. Large Internet media companies, search engine companies and Internet service providers that we compete with include America Online, CNN, Excite, Infoseek and Yahoo!. Providers of advertising inventory management products and related services include Accipiter, AdForce, DoubleClick and Engage Technologies. We also compete with television, radio, cable and print for a share of the overall advertising budgets of advertisers.

  Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development, promotion and sale of their products and services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. Our competitors may develop services that are equal or superior to our services or that achieve greater market acceptance than our services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of prospective advertisers and Web sites. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, results of operations and financial condition.

Intellectual Property

  We regard the protection of our intellectual property rights to be important to our success. We rely or expect to rely on a combination of copyright, trademark, service mark and trade secret restrictions and contractual provisions to protect our intellectual property rights. We require employees and independent contractors to enter into proprietary information and confidentiality agreements. The contractual provisions and the other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies. We claim trademark rights in the mark Phase2Media and the Phase2Media logo, and have obtained registrations of the Phase2Media name and logo in the United States.

  We cannot assure you that the steps we have taken to protect our intellectual property will be adequate, that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar proprietary information. Any infringement, misappropriation or independent development could harm our future financial results. Additionally, effective trademark, copyright and trade secret protection may not be available in every country where we provide services. We may, at times, have to incur significant legal costs and spend time defending our trademarks and copyrights. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

  We license all of our ad management technology from third parties to take advantage of the best available technology solutions. We license DoubleClick's DART ad management technology, which allows us to target advertising based on a variety of factors including user interests, time of day, day of the week, organization name and size, domain type, operating system, server type and version and keywords. DART also manages the frequency and distribution of ad placements to limit repetitive ad exposures that can reduce ad effectiveness. We also license from AdForce, Inc. an Internet advertising management and delivery service named AdForce for Publishers. In addition, we have recently employed a sophisticated ad management system that has been designed to provide our clients with real-time Internet access to every aspect of the sales process, including sales leads, orders and ad management. Our ad management technology also monitors each active ad campaign and available ad inventory to help Web publishers maximize revenue.

Our Employees

  At March 31, 2000, we had 115 employees, including 85 in sales and marketing and 30 in accounting, human resources, business operations and administration. We believe that we maintain good relationships with our employees.

Our Facilities

  Our principal executive offices are located in New York, New York, where we lease approximately 24,000 square feet under a lease that expires on December 31, 2005, subject to options to renew. In addition, we lease space for our regional sales offices in Atlanta, Chicago, Dallas, Detroit, Los Angeles and San Francisco. We believe that our current facilities are adequate to meet our needs through 2005, at which time we may need to lease additional space. We believe that our existing leased space is adequate for our current operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms.

Legal Proceedings

  We are not a party to any material legal proceedings.

                                   MANAGEMENT

Our directors and executive officers

  The directors and executive officers of Phase2Media, and their ages and positions, are:

     Name                         Age Position
     ----                         --- --------
     Richard E. Glassberg........ 37  Chief executive officer and chairman of the board of directors
     Richard S. Nachmias......... 36  Chief financial officer and secretary
     R. Scott Ford............... 45  Senior vice president, affiliate sales and business development
     Thomas Mannion.............. 43  Senior vice president of sales, P2M Direct
     Mary Donahue Quinlan........ 45  Senior vice president, advertising sales
     Herve Digne................. 42  Director
     Jonathan D. Eilian.......... 32  Director
     Alexander R. Slusky......... 32  Director
     Steven D. Smith............. 41  Director

  Richard E. Glassberg co-founded Phase2Media and has served as our chief executive officer and chairman of our board of directors since our inception in March 1999. From February 1999 until March 1999, Mr. Glassberg served as president and chief executive officer of Group Omni-Net, Inc., a start up advertising representation firm. Mr. Glassberg held various positions with Turner Broadcasting System, Inc. from November 1990 until January 1999, including serving as Senior Vice President and General Manager of Turner Interactive Sales from January 1997 until January 1999.

  Richard S. Nachmias has served as our chief financial officer since November 1999 and as our secretary since April 2000. Prior to joining us, Mr. Nachmias in October 1999 was a senior manager in the information, communications and technology group of KPMG LLP, and from 1985 until October 1999 was a senior manager in the Metropolitan New York technology, communications and entertainment group of Ernst & Young LLP.

  R. Scott Ford co-founded Phase2Media and has served as our senior vice president of affiliate sales and business development since our inception in March 1999. Prior to joining us, Mr. Ford served as senior vice president of Group Omni-Net from February 1999 until March 1999. From June 1998 until February 1999, Mr. Ford served as executive vice president in charge of advertising sales and business development for Deja.com, a Web site for the exchange of user-generated information. From February 1997 until May 1998, Mr. Ford was vice president of publishing for the Atlantic Monthly. From February 1992 until January 1997, Mr. Ford was vice president - New York sales manager for U.S. News and World Report.

  Thomas Mannion co-founded Phase2Media and has served as our senior vice president of sales, P2M Direct, since our inception in March 1999. Prior to joining us, Mr. Mannion served as senior vice president of Group Omni-Net from February 1999 until March 1999. From January 1996 until January 1999, Mr. Mannion served as director of sales of PointCast Incorporated, a broadcaster of news and information over the Internet. From December 1993 until December 1995, Mr. Mannion held several key sales positions for CMP Publications.

  Mary Donahue Quinlan has served as our senior vice president, advertising sales since February 2000. From January 1998 until February 2000, Ms. Quinlan served as the general manager of The Wall Street Journal's Weekend Journal. From January 1997 until August 1997, Ms. Quinlan was publisher of New Woman Magazine. From May 1994 until January 1997,
Ms. Quinlan served as corporate sales director for the Conde Nast Publications, Inc. Ms. Quinlan has also held senior level management positions with Family Circle Magazine and Prevention Magazine.

  Herve Digne has served as a director of Phase2Media since October 1999. Mr. Digne has served as chief executive officer of Hachette Filipacchi Medias - New Media and Licensing since September 1998. Mr. Digne has also served as a senior adviser to Lagardere Medias since 1998. From 1985 to September 1998, Mr. Digne served in a variety of positions with Hachette Filipacchi.

  Jonathan D. Eilian has served as a director of Phase2Media since October 1999. Mr. Eilian has been a senior managing director or executive officer of Starwood Capital Group, L.L.C. and its predecessor entities since its formation in 1991. Prior to being a founding member of Starwood Capital, Mr. Eilian served as an associate for JMB Realty Corporation, a real estate investment firm. Mr. Eilian has been a director of Starwood Hotels & Resorts Worldwide, Inc., a publicly-traded owner and operator of hotels and resorts, since its formation in 1994. Mr. Eilian has also been a trustee of iStar Financial Inc., a publicly-traded real estate finance company organized as a real estate investment trust, since its recapitalization in 1998, and is a member of the board of the Wharton Real Estate Center.

  Alexander R. Slusky has served as a director of Phase2Media since September 1999. Since May 1998, Mr. Slusky has been a managing partner of Vector Capital, a San Francisco-based venture capital firm. From August 1995 to May 1998, Mr. Slusky was a principal of Ziff Brothers Investments, managing its technology investment practice. From 1992 to August 1995, Mr. Slusky was an associate and then a special limited partner of New Enterprise Associates, a venture capital firm. Mr. Slusky serves on the boards of directors of several private Internet and technology companies.

  Steven D. Smith has served as a director of Phase2Media since February 2000. Since March 1997, Mr. Smith has served as managing director of GE Equity, a subsidiary of GE Capital. From 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as managing director, GE Capital Ventures.

Board Composition

  Upon completion of this offering, our restated certificate of incorporation and bylaws will provide that our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Each director will be designated as a Class I, Class II or Class III director, who will stand for reelection at an annual meeting of stockholders in 2001, 2002 or 2003, respectively. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Board Committees

  The board of directors has a compensation committee and an audit committee.

  Compensation committee. The compensation committee's duties include establishing, reviewing and making recommendations to the board regarding compensation of our officers, considering compensation plans for our employees, and carrying out other duties under our stock incentive compensation and other plans approved by us as may be assigned to the committee by the board. The current members of the compensation committee are Messrs. Eilian and Slusky.

  Audit committee. The audit committee recommends the selection and retention of our independent auditors, reviews the scope and results of audits and submits appropriate recommendations regarding audits, reviews our internal controls and reviews procedures to ensure compliance with applicable financial reporting requirements. The current members of the audit committee are Messrs. Eilian, Slusky and Smith.

Director Compensation

  Our directors do not receive salaries for their services. We reimburse our non-employee directors for reasonable expenses they incur in attending meetings of the board of directors and its committees.

  In April 2000, we adopted a stock option grant program for non-employee directors. The program will be administered under our 2000 equity incentive plan. Under this program, each current non-employee director was granted a nonqualified stock option to purchase 50,000 shares of common stock. This option will vest on the first anniversary of the date of grant. In addition, each newly-appointed non-employee director will automatically receive a nonqualified stock option to purchase 50,000 shares of common stock upon initial election or appointment to the board following this offering. These options will vest in monthly increments over a three-year period commencing with the grant date. Thereafter, beginning with the annual meeting of stockholders in 2001, each non-employee director who continues to serve on the board will receive an additional fully vested option to purchase 15,000 shares of common stock upon reelection or reappointment to the board. The exercise price for all options granted under the program will be the fair market value of the common stock on the grant date. Options will have a ten-year term, except that options will expire six months after a nonemployee director ceases service as a director, unless cessation is due to death, in which case the options will expire one year after date of death.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationships between any member of our compensation committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Employment Agreement

  We entered into an employment agreement with Richard E. Glassberg in August 1999, under which we agreed to employ Mr. Glassberg as our chief executive officer and chairman of our board of directors. The agreement provides for an initial term of three years and is renewable on mutually agreed upon terms. Mr. Glassberg's initial annual base salary under the agreement is $200,000, and our board of directors will consider increases in his base salary at the beginning of each calendar year. Mr. Glassberg is also eligible for an annual bonus at the discretion of our board of directors. The agreement provides that Mr. Glassberg will receive four weeks of vacation per year in addition to the holidays established as part of our company policy, and other benefits that we generally provide to our senior executives. The employment agreement prohibits Mr. Glassberg from competing with us or soliciting our employees for employment for twelve months following the termination of his employment. We can terminate Mr. Glassberg's employment with or without cause, and Mr. Glassberg can terminate his employment with good reason, such as a reduction in salary or responsibilities. If we terminate Mr. Glassberg's employment without cause, or if he terminates it with good reason, we are required to pay him twelve months' severance pay including a continuation of all benefits, and one-third of all outstanding unvested options or other contractual rights that Mr. Glassberg has to acquire our equity securities will immediately vest and become exercisable.

Executive Compensation

  The following table sets forth the cash and non-cash compensation paid by us in 1999 to our chief executive officer and each of our other executive officers who received compensation of more than $100,000 during 1999.

                           Summary Compensation Table

                                                                   Long-Term
                                      Annual Compensation         Compensation
                                --------------------------------  ------------
                                                      Other        Securities
                                                     Annual        Underlying
Name and Principal Position      Salary   Bonus  Compensation (1) Options (2)
---------------------------     -------- ------- ---------------  ------------
Richard E. Glassberg........... $168,750 $60,000     $11,541       2,975,000
 Chief executive officer
R. Scott Ford..................  150,000  90,000       5,241         716,848
 Senior vice president,
 affiliate sales and business
 development
Thomas Mannion.................  150,000 165,000       5,933         662,500
 Senior vice president of
 sales, P2M Direct
Robert Chmiel (3)..............  163,021  81,510      10,941         300,000
 Chief operating officer

--------
(1) Other annual compensation consisted of the following: for Mr. Glassberg, a $10,800 car allowance and $741 in life insurance premiums; for Mr. Ford, a $4,500 car allowance and $741 in life insurance premiums; for Mr. Mannion, a $5,192 car allowance and $741 in life insurance premiums; and for Mr. Chmiel, a $10,200 car allowance and $741 in life insurance premiums.

(2) Securities underlying options for Mr. Glassberg includes a 1999 performance bonus of a grant in February 2000 of options to purchase 475,000 shares of common stock. Securities underlying options for Mr. Ford includes a 1999 performance bonus of a grant in February 2000 of options to purchase 54,348 shares of common stock.

(3) Mr. Chmiel's employment with us ended on March 10, 2000. All of Mr. Chmiel's options were canceled as of this date.

                       Option Grants In Last Fiscal Year

  The following table sets forth information relating to grants of stock options made during 1999 to each of our executive officers named in the Summary Compensation Table. The potential realizable value results from calculations at the 5% and 10% rates required by the SEC regulations and are not intended to forecast possible future appreciation, if any, of the common stock price. The information in this table assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term. Actual gains, if any, on stock option exercises depend on factors such as the future performance of the common stock and overall stock market conditions. The amounts shown in this table may not be achieved. There was no public market for our common stock at December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on the assumed initial public offering price of $ .

                                      Individual Grants
                         --------------------------------------------
                                                                        Potential
                                                                       Realizable
                                                                        Value at
                                                                         Assumed
                                                                      Annual Rates
                                                                        of Stock
                                                                          Price
                         Number of   Percent of                       Appreciation
                           Shares   Total Options Exercise                 for
                         Underlying  Granted to    Price               Option Term
                          Options     Employees in  Per    Expiration -------------
Name                      Granted       1999 (1)   Share      Date      5%    10%
----                     ---------- ------------- -------- ---------- ------ ------
Richard E. Glassberg.... 2,500,000      31.3%      $0.05     4/5/09
R. Scott Ford...........   662,500       8.3        0.05     4/5/09
Thomas Mannion..........   662,500       8.3        0.05     4/5/09
Robert Chmiel (2).......   300,000       3.8        0.05     4/5/09

--------
(1) Based on a total of 7,997,000 options granted to employees during fiscal
    1999.
(2) All of Mr. Chmiel's options were canceled on March 10, 2000.

                       Aggregated Year-End Option Values

  The following table sets forth at December 31, 1999 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table. There was no public market for our common stock at December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on the assumed initial public offering price of $ .

                           Number of Shares Underlying       Value of Unexercised In-the-
                         Unexercised Options at Year End     Money Options at Year End (1)
                         ---------------------------------   ----------------------------------
Name                      Exercisable    Unexercisable        Exercisable        Unexercisable
----                      -----------    -------------        -----------        -------------
Richard E. Glassberg....     --                    2,500,000                --
R. Scott Ford...........     --                      662,500                --
Thomas Mannion..........     --                      662,500                --
Robert Chmiel (2).......     --                      300,000                --

--------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1999 and the exercise prices of the options.
(2) All of Mr. Chmiel's options were canceled on March 10, 2000.

Stock Plans

Long Term Equity Compensation Plan

  In April 1999, our board of directors and stockholders approved our long term equity compensation plan. The purpose of the plan is to enhance long-term stockholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in the service of Phase2Media and its affiliates and to acquire and maintain ownership in our company. The plan permits grants of stock options to purchase our common stock, subject to restrictions. Persons eligible to receive grants under the plan are our officers, directors, employees and consultants, but only employees may receive incentive stock options under the plan.

  The number of shares authorized for issuance under the plan is 16,029,000 shares of common stock. As of March 31, 2000, we had outstanding options to purchase 11,741,391 shares of common stock under the plan. Upon the adoption of our 2000 stock incentive plan, our board of directors ceased making awards under the long term equity compensation plan. A committee appointed by the board will administer the plan. The committee selects the individuals to receive awards under the plan. Unless the committee permits otherwise, no options may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution, and, during the holder's lifetime, options generally may be exercised only by the holder.

  Our board of directors has the authority to amend or terminate the plan, provided that no amendment or termination of the plan may adversely affect the rights and obligations with respect to options unless the participant consents to such an amendment or termination. Amendments will generally be submitted for stockholder approval only to the extent required by applicable law.

  Stock option grants. The committee has the authority to specify the terms and conditions of each option granted, and the term of each option. The exercise price of an option must be equal to the fair market value of our common stock on the grant date. Options granted under the plan vest over a three-year period. Unless the plan administrator provides otherwise, options granted under the plan will generally expire ten years from the grant date.

  Adjustments. The committee will make proportional adjustments to the number of shares issuable under the plan and to outstanding awards and, if applicable, the exercise price, in the event of stock splits or other similar capital adjustments.

  Corporate transactions. In general, unless individual option agreements provide otherwise, if a corporate transaction specified in the plan, such as certain mergers or sales of Phase2Media, occurs, each outstanding option under the plan will be assumed, continued or replaced so that the plan participant will be entitled to the highest amount of cash, property or other securities that the participant would have been entitled to provided he exercised his option immediately prior to the change of control.

2000 Stock Incentive Plan

  In April 2000, our board of directors and stockholders approved our 2000 stock incentive plan. The purpose of the plan is to enhance long-term stockholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in the service of Phase2Media and its affiliates and to acquire and maintain ownership in our company. The plan permits awards of stock options, restricted stock, performance-based awards and other awards denominated in common stock, all of which may be subject to restrictions. Persons eligible to receive awards under the plan are our and our affiliate's officers, directors, employees, consultants and independent contractors, but only employees are eligible to receive incentive stock options under the plan. In addition, our non-employee directors will receive automatic option grants under the plan.

  The number of shares authorized for issuance under the plan is 1,000,000 shares of common stock, plus an automatic annual increase, to be added on the first day of the calendar year beginning in 2001, equal to the lesser of (1) 400,000 shares, or (2) 5% of the common stock outstanding on the last day of the preceding calendar year. In addition, any unissued shares under our long term equity compensation plan will be transferred to our 2000 stock incentive plan.

  The board or a committee appointed by the board will administer the plan, except that our board of directors will have the sole authority to make discretionary awards to our non-employee directors. The committee selects the individuals to receive awards under the plan. Unless the committee permits otherwise, no awards may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution, and, during the holder's lifetime, awards generally may be exercised only by the holder. The board may amend or terminate the plan at any time. Unless the board terminates the plan sooner, the plan will terminate in April 2010.

  Stock option grants. The committee has the authority to specify the terms and conditions of each option granted, including the vesting schedule, the term and the exercise price, which, for incentive stock options, must be at least equal to the fair market value of the common stock on the grant date. Unless the committee provides otherwise, options granted under the plan will generally expire ten years from the grant date.

  Stock-based awards. The committee is authorized to award shares of restricted stock, performance-based awards and other awards denominated in common stock. These stock awards may be subject to terms and conditions as determined by the committee, including conditions on how the shares subject to restrictions must be held while restricted and the circumstances under which a holder will forfeit the shares if services with us are terminated.

  Stock option grants to non-employee directors. Each non-employee director of Phase2Media will automatically receive a non-qualified option to purchase 50,000 shares of common stock upon his or her initial election or appointment to the board. These options will become exercisable for one-third of the shares on each of the first three annual meetings of our stockholders following the date of grant. Each non-employee director will also receive an option to purchase 15,000 shares of common stock on the first trading day following each annual meeting of our stockholders, provided such person has been a member of the board for at least 180 days. The annual option grants will become exercisable on the date of the first annual meeting of stockholders following the date of grant, provided the optionee continues to serve on the board of directors on that date. In addition, Messrs. Digne, Eilian, Slusky and Smith, our non-employee directors on the date of approval of the plan, each received an option to purchase 50,000 shares. These options will become exercisable on the first anniversary of the date of grant, provided the optionee continues to serve on the board of directors on that date. In addition, each non-employee director's options will become fully exercisable if his or her service on the board of directors is involuntarily terminated in connection with, or in anticipation of, a change in control of Phase2Media.

  The exercise price for options automatically granted to non-employee directors will be the fair market value of the common stock on the grant date, except that the options initially granted Messrs. Digne, Eilian, Slusky and Smith have an exercise price of $3.00 per share. The difference between the estimated fair value of our common stock for financial reporting purposes and the exercise price of these options at the date of grant will be charged to expense over the vesting period of the options.

Accordingly, we will recognize an aggregate compensation charge in the amount of $600,000 over the related one-year vesting period. Options will have a ten-year term, except that options will expire six months after a non-employee director ceases service as a director, unless cessation is due to death or disability, in which case the options will expire one year after the date of death, or cause, in which case the option will expire immediately.

  Adjustments. The committee will make proportional adjustments to the number of shares issuable under the plan and to outstanding awards and, if applicable, the exercise price, in the event of stock splits or other similar capital adjustments.

  Corporate transactions. In general, if a change in control specified in the 2000 stock incentive plan, such as certain mergers or sales of Phase2Media, occurs, each outstanding option under the plan will be assumed or continued by the successor corporation or the parent of the successor corporation, or, if a successor corporation refuses to assume or continue outstanding options, each outstanding option will automatically accelerate and become 100% vested and exercisable immediately before such transaction.

2000 Employee Stock Purchase Plan

  In April 2000, our board of directors and stockholders approved our 2000 employee stock purchase plan. We will implement our 2000 employee stock purchase plan upon the effectiveness of this offering to assist employees in acquiring a stock ownership interest in Phase2Media and to encourage employees to remain in our employ or the employ of our subsidiaries. We intend for the plan to qualify under Section 423 of the Internal Revenue Code. The plan will be administered by our board, a committee of the board appointed to administer the plan. Subject to adjustment to reflect recapitalizations, the board of directors has reserved a total of 1,000,000 shares of common stock for issuance under the plan, plus an automatic annual increase equal to the greater of (1) 2% of the number of shares of common stock outstanding on the last day of the preceding calendar year, or (2) 100,000 shares. The plan will expire ten years after it is adopted by our board of directors, but the board may suspend or terminate the plan at any time.

  Eligibility. Employees generally will be eligible to participate in the 2000 employee stock purchase plan if they are customarily employed by Phase2Media for more than 20 hours per week and are not holders of 5% or more of our common stock or our subsidiaries' common stock. The committee may require for future offerings that an employee work a minimum of up to five months per year and have been an employee for some minimum period of time not to exceed two years. Options granted under the plan are not transferable and are only exercisable during the employee's lifetime by the employee.

  Payroll deductions. Our 2000 employee stock purchase plan permits our eligible employees and those of our subsidiaries to purchase common stock through payroll deductions of up to 15% of their base compensation. Under the plan, no employee may purchase common stock with a fair market value of more than $25,000 in any calendar year.

  Offering periods. We will implement the 2000 employee stock purchase plan with quarterly offering periods. The first offering period will commence on the first day of the first full fiscal quarter after the completion of this offering and will end on September 30, 2000. Subject to some limitations, the committee may establish different offering periods in the future.

  The price of the common stock purchased under the plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of the offering period. For purposes of the plan, fair market value means the closing sales price as reported on the Nasdaq National Market on the applicable day.

  Adjustments. The plan administrator will make proportional adjustments to the number of shares issuable under the plan and to outstanding rights and the exercise price thereof in the event of stock splits or other similar capital adjustments.

401(k) Plan

  Effective April 1999, we adopted a 401(k) plan covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, that we provide additional matching contributions to the 401(k) plan on behalf of all participants in the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan.

Indemnification and Limitation of Liability

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . Any breach of their duty of loyalty to the corporation or its stockholders;

  . Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . Any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

  We intend to enter into indemnification agreements with our directors and executive officers that provide for indemnification beyond what is provided for in our bylaws. These agreements will among other things, indemnify our directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us arising out of their services as directors or executive officers of Phase2Media, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                TRANSACTIONS WITH MANAGEMENT AND RELATED PARTIES

  Since March 1999, we have issued, purchased and sold securities to the persons identified below who are our directors, executive officers and/or holders of more than 5% of our common stock. You may find more details about shares held by these purchasers in the Principal Stockholders section of this prospectus.

Common Stock Issuances

  In March 1999, we sold 6,750,000 shares of class A common stock to Richard E. Glassberg, our chief executive officer and the chairman of our board of directors, for an aggregate of $0.45.

  In April 1999, we effected a share exchange with Richard E. Glassberg pursuant to which we exchanged Mr. Glassberg's 6,750,000 shares of class A common stock for 3,000,000 shares of class A common stock and reissued the remaining 3,750,000 shares as common stock to other founding employees of Phase2Media for an aggregate of $0.25.

  In April 1999, we issued an aggregate of 8,250,000 shares of common stock to the CKG Media.com, Inc. Stock Trust for an aggregate purchase price of $430,000 and certain assets of the affiliates of the CKG Trust valued at $4,000.

Common Stock Repurchases

  In August 1999, we completed the repurchase of 8,250,000 shares of common stock from the CKG Trust for an aggregate purchase price of $3,550,000.

  In March 2000, we repurchased 2,562,500 shares of common stock from an officer for an aggregate purchase price of $2,600 upon the termination of his employment.

Promissory Notes

  In May 1999, we issued a promissory note in the principal amount of $1,000,000 and a warrant to purchase 2,115,000 shares of class A common stock at a purchase price of $0.01 per share to Vector Capital II, L.P., a 5% stockholder and an entity affiliated with Alexander R. Slusky, a director of Phase2Media. In June 1999 we issued another promissory note in the principal amount of $500,000 and a warrant to purchase an additional 2,032,500 shares of class A common stock at a purchase price of $0.01 per share to Vector Capital. In July 1999, Vector Capital loaned an additional $500,000 to Phase2Media. The entire $2,000,000 loan, plus all accrued interest, from Vector Capital was converted into series A preferred stock in August 1999, at which time all of the warrants issued in connection with the loan were cancelled.

Series A Preferred Stock and Series B Preferred Stock

  In August 1999, October 1999 and December 1999, pursuant to an agreement entered into in August of 1999, we sold an aggregate of 9,000 shares of our series A preferred stock at a price of $1,000 per share and an aggregate of 22,910,000 shares of our series B preferred stock at an average price of $0.0436 per share to a group of private investors that included the following 5% beneficial stockholders or their affiliates:

                                         Shares of Series A Shares of Series B
   Purchaser                              Preferred Stock    Preferred Stock
   ---------                             ------------------ ------------------
   Vector Capital II, L.P. and related
    parties.............................       6,330            16,113,367
   Hachette Filipacchi Interactions,
    S.A.................................       2,670             6,796,633

  In connection with the December 1999 sale of these shares, we also issued warrants to purchase an aggregate of 450,000 shares of common stock for $0.63 per share. Vector Capital and related parties received 316,499 of these warrants and Hachette Filipacchi received the remaining 133,501 warrants.

Series C Preferred Stock

  In August 1999, we sold an aggregate of 9,750,000 shares of our series C preferred stock at a price of $0.3897 per share to a group of private investors that included the following 5% beneficial stockholders or their affiliates:

                                                            Shares of Series C
   Purchaser                                                 Preferred Stock
   ---------                                                ------------------
   Vector Capital II, L.P..................................     2,925,000
   STV Partners II, L.L.C., an affiliate of STV Holdings,
    L.L.C. ................................................     4,900,658

Series D Preferred Stock

  In January 2000, February 2000 and March 2000, pursuant to an agreement entered into in January of 2000, we sold an aggregate of 11,363,195 of our series D preferred stock for an aggregate price of $1.529 per share to a group of private investors that included the following 5% beneficial stockholders or their affiliates:

                                                            Shares of Series D
   Purchaser                                                 Preferred Stock
   ---------                                                ------------------
   GE Capital Equity Investments, Inc......................     4,577,977
   Vector Capital II, L.P. and related parties.............     2,615,987
   Hachette Filipacchi Interactions, S.A. and related
    parties................................................     1,994,690
   STV Partners IX, L.L.C., an affiliate of STV Holdings,
    L.L.C. ................................................     1,209,894

Warrants

  In December 1999, in connection with our issuance of series A preferred stock and series B preferred stock, we issued to Vector Capital II, L.P. and related parties and Hachette Filipacchi Interactions, S.A. warrants to purchase up to an aggregate of 450,000 shares of common stock at an exercise price of $0.63 per share.

  In January 2000, we issued to Vector Capital II, L.P. warrants to purchase up to 280,000 shares of common stock at an exercise price of $0.63 per share. We issued these warrants in consideration for Vector Capital guaranteeing our payment under a $2.5 million standby letter of credit issued by a bank on our behalf.

Stock Options

  Stock option grants to our directors and executive officers are described in this prospectus under the captions "Management--Executive Compensation" and "Principal Shareholders."

Other Agreements

  In February 2000, we entered into an exclusive Internet advertising services agreement with Hachette Filipacchi Magazines, Inc., an affiliate of Hachette Filipacchi Interactions, S.A., a 5% stockholder. Under the agreement, we will provide exclusive advertising and ad serving services to Hachette for all of its Web sites for a period of three years. During the three months ended March 31, 2000, we purchased approximately $260,000 of advertising inventory from Hachette Filipacchi for sale to advertisers and derived approximately $160,000 of revenue from the purchase by Hachette Filipacchi of advertising space on other Web sites.

  We have entered into an amended and restated securityholders' agreement with our common and preferred stockholders and an amended and restated registration rights agreement with our series B, C and D preferred stockholders. The amended and restated securityholders' agreement will terminate on the closing of this offering. Richard E. Glassberg has also entered into voting trust agreements with some stockholders that will terminate upon this offering. Holders of shares of our series B, C and D preferred stock and our common stock issued or issuable upon conversion of our series B, C and D preferred stock and certain of our warrant holders have registration rights under the amended and restated registration rights agreement. See "Description of Capital Stock--Registration Rights."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our capital stock as of May 9, 2000, after giving effect to the conversion of all outstanding shares of our class A common stock, series A preferred stock, series B preferred stock, series C preferred stock and series D preferred stock into common stock and as adjusted to reflect the sale of the common stock offered by us pursuant to this prospectus for:

  . each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;
  . each of our directors;
  . our named executive officers shown in the summary compensation table; and . our current directors and executive officers as a group.

  Except as otherwise noted, the address of each person listed in the table is c/o Phase2Media, Inc., 420 Lexington Avenue, New York, NY 10170. The table includes all shares of common stock beneficially owned by the indicated stockholder as of May 9, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 9, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To our knowledge, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

  The percent of beneficial ownership for each stockholder is based on shares of common stock outstanding prior to this offering on an as converted
basis and                shares of common stock outstanding after this
offering.

                                                    Percentage of Shares
                                                     Beneficially Owned
                                   Number of Shares ------------------------
                                     Beneficially     Before        After
Name and Address                        Owned        Offering      Offering
----------------                   ---------------- ----------    ----------
Entities affiliated with Vector
 Capital (1) ....................     22,174,870            %             %
 456 Montgomery St., 19th Floor
 San Francisco, CA 94104
Hachette Filipacchi Interactions,
 S.A. (2)........................      8,892,124
 149 rue Anatole France
 92534 Levallois--Perret Cedex
 France
GE Capital Equity Investments,
 Inc. (3)........................      4,577,977
 120 Long Ridge Road
 Stanford, CT 06927
Richard E. Glassberg (4).........      4,111,111
R. Scott Ford (5)................        631,944
Thomas Mannion (5)...............        631,944
Robert Chmiel (6)................        437,500
Herve Digne (7)..................      8,924,824
Jonathan D. Eilian ..............        390,538
Alexander R. Slusky (8)..........     22,174,870
Steven D. Smith (9)..............      4,577,977
All directors and executive
 officers as a group (9
 persons) (10)...................     41,443,208

--------
*  Indicates ownership of less than 1%.
(1) Consists of 18,558,578 shares held by Vector Capital II, L.P. and 551,009 shares underlying warrants held by Vector Capital II, L.P.; 1,942,178 shares held by Vector Member Fund II, L.P. and 28,361 shares underlying a warrant held by Vector Member Fund II, L.P.; and 1,078,987 shares held by Vector Entrepreneur Fund II, L.P. and 15,757 shares underlying a warrant held by Vector Entrepreneur Fund II, L.P. Vector Capital Partners II, L.L.C. is the sole general partner of all three of these funds. Entities affiliated with Vector Capital also hold $6.6 million of series A preferred stock, which will convert into common stock upon completion of this offering at 50% of the initial public offering price per share in this offering.
(2) Includes 133,501 shares underlying a warrant. Hachette Filipacchi Interactions, S.A. also holds $2.8 million of series A preferred stock, which will convert into common stock upon completion of this offering at 50% of the initial public offering price per share in this offering.
(3) GE Capital Equity Investments, Inc. shares beneficial ownership with its parent, General Electric Capital Corporation, with respect to 4,577,977 shares. General Electric Capital Corporation is a less than 10% limited partner in Vector Capital II, L.P.
(4) Includes 1,111,111 shares underlying options. Also includes 40,000 shares held by The Glassberg Family Trust I and 40,000 shares held by The Glassberg Family Trust II, which are trusts for the benefit of Mr. Glassberg's children.
(5) Includes 294,444 shares underlying options.
(6) Mr. Chmiel's employment with us ended on March 10, 2000.
(7) Includes the 8,892,124 shares beneficially owned by Hachette Filipacchi Interactions, S.A. Mr. Digne disclaims beneficial ownership of these 8,892,124 shares.
(8) Constitutes the 22,174,870 shares beneficially owned by entities affiliated with Vector Capital. Mr. Slusky disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(9) Constitutes the 4,577,977 shares beneficially owned by GE Capital Equity Investments, Inc. Mr. Smith disclaims beneficial ownership of these shares.
(10) Includes 1,699,999 shares underlying options.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, our authorized capital stock will
consist of            shares of common stock, $0.001 par value, and 50,000,000
shares of undesignated preferred stock, $0.001 par value. The following summary of provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our restated certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

  At May 9, 2000, there were      shares of common stock outstanding that were
held of record by approximately 46 stockholders, which reflects the conversion of all outstanding shares of class A common stock, series A preferred stock, series B preferred stock, series C preferred stock and series D preferred stock into common stock upon the closing of this offering. In addition, as of April 30, 2000, there were 12,261,391 shares of common stock subject to outstanding options and 1,445,000 shares of common stock subject to outstanding warrants. Upon completion of this offering, and after giving effect to the issuance of shares of common stock offered by us hereby, there will be shares of common stock and no shares of preferred stock issued and outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options under our stock option plans.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. For more details, see "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Class A Common Stock

  Upon the closing of this offering, each outstanding share of class A common stock will be converted into one share of common stock and automatically retired. Each share of class A common stock has substantially the same rights as a share of common stock, except that the holder of the shares of class A common stock is entitled to ten votes per share on all matters to be voted upon by stockholders.

Preferred Stock

  Upon the closing of this offering, all outstanding shares of series A preferred stock, series B preferred stock, series C preferred stock and series D preferred stock will be converted into shares of common stock and automatically retired. The outstanding series A preferred stock will be converted into an aggregate number of shares of common stock equal to the aggregate liquidation value of the series A preferred stock divided by 50% of the initial public offering price per share of the common stock in this offering. Each outstanding share of Series B preferred stock, series C preferred stock and series D preferred stock will convert into one share of common stock. After this offering, the board of directors will have the authority, without further action by stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

Warrants

  Some of our stockholders hold warrants to purchase an aggregate of up to 730,000 shares of our common stock at an exercise price of $0.63 per share. The holders of warrants to purchase 450,000 of these shares can exercise these warrants until December 23, 2002, while the holders of the warrants to purchase the remaining 280,000 shares can exercise these warrants until October 27, 2003.

  In connection with our lease for our corporate headquarters, we issued warrants to the landlord to purchase up to 30,000 shares of our common stock. These warrants are exercisable at a price of $2.50 per share and expire on June 17, 2004.

  In connection with a loan and security agreement with Silicon Valley Bank, we issued warrants to purchase up to 35,000 shares of our common stock. These warrants are exercisable at a price of $0.63 per share and expire on October 28, 2006.

  In connection with our agreement with Prodigy, we issued warrants to Prodigy to purchase up to 200,000 shares of our common stock at an exercise price of $6.00 per share, expiring on February 14, 2003. Warrants to purchase an additional 450,000 shares of our common stock will be issued if Prodigy meets agreed upon revenue or operating targets. The exercise price of the warrants to purchase the additional 450,000 shares will be equal to 85% of the fair market value of our common stock on the date the warrants are issued. The warrants to purchase the additional 450,000 shares will expire on the later of February 14, 2003 and one year after the date the warrants are issued.

  To date, none of these warrants have been exercised.

Registration Rights

  The holders of       shares of our series B preferred stock, series C
preferred stock and series D preferred stock and certain common stock purchase warrants are entitled to have their shares registered by us under the Securities Act pursuant to the terms of an amended and restated registration rights agreement, dated as of January 19, 2000, between us and the holders of these registrable securities. Subject to the limitations specified in these two agreements, the registration rights include the following:

  . the holders of at least 25% of the then outstanding registrable securities may require that we use our reasonable best efforts to register the registrable securities for public resale; and

  . if we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

Antitakeover Effects of Provisions of Delaware Law and Our Charter and Bylaws

  Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  . the acquisition of Phase2Media by means of a tender offer;

  . the acquisition of Phase2Media by means of a proxy contest or otherwise;
    or

  . the removal of Phase2Media incumbent officers and directors.

  These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Phase2Media to negotiate first with Phase2Media's board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Phase2Media outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

  Election and removal of directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management--Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Phase2Media, because it generally makes it more difficult for stockholders to replace a majority of the directors.

  Stockholder meetings. Under our bylaws, only the board of directors, the chairman of the board or the chief executive officer may call special meetings of stockholders.

  Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

  Delaware Section 203. Phase2Media is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by the board of directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

  Elimination of stockholder action by written consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

  No cumulative voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Phase2Media. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Phase2Media.

  Amendment of charter provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Nasdaq National Market Listing

  We have applied for quotation on the Nasdaq National Market under the symbol "PTWO."

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is    .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of the common stock prevailing from time to time. Furthermore, due to contractual and legal restrictions on resale, only a limited number of shares will be available for sale shortly after this offering. After these restrictions lapse, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise equity capital.

  Upon completion of this offering, based on shares outstanding at May 9, 2000,
we will have                  shares of common stock outstanding assuming:

  . the issuance of                shares of common stock in this offering;

  . the conversion of all shares of class A common stock and preferred stock into shares of common stock upon completion of this offering;

  . no exercise of the underwriters' over-allotment option; and

  . no exercise of options or warrants after May 9, 2000.

  Of these shares, the                shares of common stock sold in this
offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by our "affiliates," as that term is defined in the Securities Act.

  The remaining               shares of common stock outstanding are
"restricted securities" within the meaning of Rule 144. Restricted shares may be sold in the public market only if registered with the Securities and Exchange Commission or if they qualify for an exemption from registration under Rule 144, Rule 144(k), or Rule 701 of the Securities Act, all of which are summarized below. Sales of the restricted shares in the public market, or the availability of shares for sale, could adversely affect the market price of our common stock.

  Our stockholders have entered into agreements in which they have agreed that they will not, without the prior written consent of FleetBoston Robertson Stephens Inc., offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of their shares of our common stock for a period of 180 days following the effective date of the registration statement filed pursuant to this offering. These agreements, often referred to as lock-up agreements, also apply to any securities owned by our stockholders that are exercisable for or convertible into our common stock. As a result of these contractual restrictions, shares subject to lock-up agreements may not be sold until such lock-up agreements expire or are waived by FleetBoston Robertson Stephens Inc. Taking into account the lock-up agreements, and assuming FleetBoston Robertson Stephens Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date, only the shares sold in the offering will be immediately available for sale in the public market;

  . beginning 180 days after the effective date, approximately shares will be eligible for sale pursuant to Rules 144 and 701; and

  . beginning on         , 2001, approximately           shares will be
    eligible for sale pursuant to Rule 144.

  Under Rule 144, the number of shares that may be sold by affiliates of our stockholders are subject to volume restrictions. In general, under Rule 144, and beginning after the expiration of the lock-up agreements, a person who has beneficially owned restricted shares, including shares that are aggregated to such person or persons, for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding,
    which will equal approximately               shares immediately after the
    offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. In order to sell shares under Rule 144, the selling stockholder must comply with manner of sale provisions and notice requirements and current public information about us must be available.

  Under Rule 144(k), the following persons may sell their shares without complying with the manner of sale, public information, number of shares limitation or notice provisions of Rule 144:

  . not our affiliate during the three months preceding a sale; and

  . beneficially owned the shares proposed to be sold for at least two years.

  As part of the lock-up agreements, all of our employees holding common stock or stock options may not sell shares acquired upon exercise of their options until 180 days after the effective date. Beginning 180 days after the effective date, any of our employees, officers, directors, or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell to their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, number of shares limitation or notice provisions of Rule 144.

  Within approximately 180 days after the date of this prospectus, we intend to file one or more registration statements under the Securities Act to register shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. Upon completion of this
offering, options to purchase approximately      shares will be outstanding
under our equity compensation plans.

  In addition, upon completion of this offering, the holders of       shares of
common stock will be entitled to certain registration rights with respect to these shares, which will allow these stockholders to sell these shares in the market simultaneously with any further public offerings by us of our equity securities. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of the common stock prevailing from time to time in the public market and could impair our ability to raise additional capital through the sale of our equity securities.

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc., Thomas Weisel Partners LLC and DLJdirect Inc., have each agreed with us, subject to the terms and conditions in the underwriting agreement, to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all the shares if they are purchased.

                                                                         Number
                                                                           of
     Underwriter                                                         Shares
     -----------                                                         ------
     FleetBoston Robertson Stephens Inc. ...............................
     Chase Securities Inc. .............................................
     Thomas Weisel Partners LLC.........................................
     DLJdirect Inc. ....................................................
                                                                         ------
       Total............................................................
                                                                         ======

  We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the public offering price stated on the cover page of this prospectus and to dealers at this price less a
concession of not in excess of $      per share, of which $      may be
reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by us as stated on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

   The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to       shares of common stock to cover over-allotments, if any,
at the public offering price less the underwriting discount stated on the cover page of this prospectus. If the underwriters exercise their over-allotment
option to purchase any of the additional       shares, the underwriters have
each agreed to purchase approximately the same percentage of the additional shares as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, under the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made when selling the shares of common stock offered in this offering.

  The following table summarizes the compensation to be paid to the underwriters by us:

                                                                    Total
                                                             -------------------
                                                              Without    With
                                                        Per    Over-     Over-
                                                       Share Allotment Allotment
                                                       ----- --------- ---------
Assumed public offering price......................... $       $         $
Underwriting discounts and commissions................
Proceeds, before expenses, to us......................

  We estimate that the total expenses of this offering, other than the underwriting discounts and commissions referred to above, payable by us will be
approximately $   .

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each of our executive officers, directors and substantially all of our stockholders have agreed that, without the prior written consent of FleetBoston Robertson Stephens Inc., they will not offer to sell, contract to sell or dispose of any shares of common stock or any securities that may be convertible into or exchanged for shares of common stock for a period of 180 days after the date of this prospectus. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares before the expiration of the period of 180 days after this prospectus.

  Future Sales By Us. We have agreed that, without the prior written consent of FleetBoston Robertson Stephens Inc, we will not issue, sell or dispose of any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. This lock-up does not apply to:

  . the issuance of shares of common stock upon the exercise or conversion of outstanding options, warrants or convertible securities;

  . our issuance of stock options under existing stock option plans; and

  . the issuance of shares of common stock in an acquisition transaction.

  Listing. We have applied to have our shares of common stock quoted on the Nasdaq National Market under the symbol "PTWO."

  Stabilization. The representatives have advised us that, under Regulation M, persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. These transactions may include:

  . stabilizing bids, which are bids for the purchase of the shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock;

  . syndicate covering transactions, which are bids for or the purchase of the shares of common stock on behalf of the underwriters to cover
    purchase orders filled by the underwriters above the      shares being
    offered by this prospectus; and

  . penalty bids, which are arrangements permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in this offering if the shares of common stock originally sold by the underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by the underwriter or syndicate member.

The representatives have advised us that these transactions may be effected on the Nasdaq National Market or in other markets and, if begun, may be discontinued at any time.

  Directed Share Program. At our request, the underwriters have reserved up to
7.5 percent of the shares of common stock offered by this prospectus for sale to our employees and their family members and to our business associates at the public offering price stated on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

  Thomas Weisel Partners LLC. Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager of, or as a syndicate member in, numerous public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons.

  FleetBoston Robertson Stephens Inc. Bayview 2000 I, LP and Bayview 2000 II, LP, entities affiliated with FleetBoston Robertson Stephens Inc., hold an aggregate of 163,499 shares of our common stock.

  DLJdirect Inc. An electronic prospectus will be available on the Web site maintained by DLJdirect. Other than the prospectus in electronic format, the information on this Web site relating to this offering is not part of this prospectus and has not been approved or endorsed by Phase2Media or the underwriters, and should not be relied on by prospective investors.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for Phase2Media by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and for the period from March 30, 1999 (inception) to December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Commission a registration statement, of which this prospectus constitutes a part, on Form S-1 under the Securities Act (herein, together with all amendments and exhibits referred to herein as the "Registration Statement") with respect to the common stock being sold in this offering. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, because some parts have been omitted in accordance with rules and regulations of the Commission. For further information with respect to Phase2Media and the common stock being sold in this offering, please refer to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the Public Reference Section of the Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement, including the exhibits and schedules thereto, is also available at the Commission's site on the World Wide Web at http://www.sec.gov.

  We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and make available quarterly reports containing unaudited financial information.

                               PHASE2MEDIA, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Auditors........................................... F-2


Balance Sheets as of December 31, 1999 and March 31, 2000 (unaudited).... F-3


Statements of Operations for the period from March 30, 1999 (inception)
 to December 31, 1999 and the three months ended March 31, 2000
 (unaudited)............................................................. F-4


Statements of Changes in Stockholders' Equity for the period from March
 30, 1999 (inception) to December 31, 1999 and the three months ended
 March 31, 2000 (unaudited).............................................. F-5


Statements of Cash Flows for the period from March 30, 1999 (inception)
 to December 31, 1999 and the three months ended March 31, 2000
 (unaudited)............................................................. F-7


Notes to Financial Statements............................................ F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Phase2Media, Inc.

  We have audited the accompanying balance sheet of Phase2Media, Inc. as of December 31, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from March 30, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phase2Media, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from March 30, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

New York, New York
March 31, 2000,
 except for Note 11,
 as to which the date
 is May 10, 2000.

                               PHASE2MEDIA, INC.

                                 BALANCE SHEETS

                                                                        Pro forma
                                           December 31,   March 31,     March 31,
                                               1999          2000         2000
                                           ------------  ------------  -----------
                                                                (Unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents..............  $ 4,903,000   $ 12,966,000
  Short-term investments.................           --      4,727,000
  Accounts receivable, less allowance of
   $190,000 (1999) and $553,000 (2000)...    7,904,000     14,772,000
  Prepaid and other current assets.......       63,000        450,000
                                           -----------   ------------
Total current assets.....................   12,870,000     32,915,000
Fixed assets, net........................      722,000      1,573,000
Other assets.............................       76,000        836,000
                                           -----------   ------------
Total assets.............................  $13,668,000   $ 35,324,000
                                           ===========   ============
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable to web publishers,
   including $260,000 from a stockholder
   in 2000 ..............................  $ 5,639,000   $ 10,214,000
  Accounts payable and accrued expenses..    1,812,000      2,008,000
  Deferred revenue.......................      996,000      2,227,000
                                           -----------   ------------
Total current liabilities................    8,447,000     14,449,000
Deferred rent............................       79,000         72,000
Series A redeemable convertible preferred
 stock--150,000 shares designated; 9,000
 shares issued and outstanding
 ($9,159,000 (1999) and $9,365,000 (2000)
 redemption and liquidation values)......    1,731,000      2,090,000  $        --
Stockholders' equity:
  Preferred stock--$.001 par value;
   50,000,000 shares authorized:
    Series B convertible preferred stock-
     23,000,000 shares designated;
     22,910,000 shares issued and
     outstanding (liquidation preference
     equals stated value)................    8,572,000      8,572,000           --
    Series C convertible preferred stock-
     9,908,000 shares designated;
     9,908,000 shares issued and
     outstanding (liquidation preference
     equals stated value)................    3,900,000      3,900,000           --
    Series D convertible preferred stock-
     11,363,195 shares designated;
     11,363,195 (2000) shares issued and
     outstanding (liquidation preference
     equals stated value)................           --     17,375,000           --
  Class A common stock--$.001 par value,
   40,000,000 shares authorized:
   3,000,000 shares issued and
   outstanding...........................        3,000          3,000           --
  Common stock--$.001 par value;
   100,000,000 shares authorized:
   12,623,000 (1999), 1,812,500 (2000)
   and 51,212,927 (pro forma) shares
   issued and outstanding................       13,000          2,000
  Additional paid-in capital.............    2,223,000     14,801,000
  Accumulated deficit....................   (6,136,000)    (9,812,000)
  Deferred compensation..................   (1,614,000)   (16,129,000)
  Treasury stock, 8,250,000 (1999) and 0
   (2000) shares of common stock, at
   cost..................................   (3,550,000)            --
  Accumulated other comprehensive
   income................................           --          1,000
                                           -----------   ------------  -----------
Total stockholders' equity...............    3,411,000     18,713,000  $
                                           -----------   ------------  -----------
Total liabilities and stockholders'
 equity..................................  $13,668,000   $ 35,324,000
                                           ===========   ============

                            See accompanying notes.

                               PHASE2MEDIA, INC.

                            STATEMENTS OF OPERATIONS

                                                   Period from
                                                 March 30, 1999    Three months
                                                 (inception) to        ended
                                                December 31, 1999 March 31, 2000
                                                ----------------- --------------
                                                                   (unaudited)
Revenue.......................................     $ 4,452,000      $5,253,000
Cost of revenue...............................       2,108,000       1,909,000
                                                   -----------     -----------
Gross profit..................................       2,344,000       3,344,000
Operating expenses:
  Sales and marketing, including $14,000
   (1999) and $98,000 (2000) of non-cash
   charges....................................       4,339,000       3,463,000
  Product development.........................         702,000         307,000
  General and administrative, including
   $491,000 (1999) and $293,000 (2000) of non-
   cash charges...............................       2,978,000       2,418,000
  Non-cash compensation.......................          87,000         560,000
  Depreciation and amortization...............          79,000          82,000
                                                   -----------     -----------
Total operating expenses......................       8,185,000       6,830,000
                                                   -----------     -----------
Loss from operations..........................      (5,841,000)     (3,486,000)
Other income (expense):
  Interest income.............................          29,000         169,000
  Interest expense............................         (22,000)            --
                                                   -----------     -----------
Net loss......................................      (5,834,000)     (3,317,000)
Preferred stock dividends and accretion.......        (302,000)       (359,000)
                                                   -----------     -----------
Net loss applicable to common shareholders....     $(6,136,000)    $(3,676,000)
                                                   ===========     ===========
Basic and diluted loss per common share
 applicable to common stockholders............     $     (0.58)    $     (0.54)
                                                   ===========     ===========
Weighted average shares used in calculating
 basic and diluted loss per share.............      10,587,000       6,862,000
                                                   ===========     ===========
Pro forma basic and diluted net loss per share
 (see Note 4).................................     $               $
                                                   ===========     ===========
Number of shares used in calculating pro forma
 basic and diluted net loss per share (see
 Note 4)......................................
                                                   ===========     ===========



                            See accompanying notes.

                               PHASE2MEDIA, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

   Period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000
       (Unaudited with respect to the three months ended March 31, 2000)

                                                      Series C
                                Series B            Convertible             Series D            Class A
                          Convertible Preferred      Preferred       Convertible Preferred    Common Stock
                          --------------------- -------------------- ---------------------- ----------------
                            Shares     Amount    Shares     Amount     Shares     Amount     Shares   Amount
                          ---------- ---------- --------- ---------- ---------- ----------- --------- ------
Issuance of common
 stock--inception.......         --         --        --         --         --          --  3,000,000 $3,000
Issuance of common
 stock--April 1999......         --         --        --         --         --          --        --     --
Purchase of treasury
 stock..................         --         --        --         --         --          --        --     --
Issuance of series B
 preferred stock........  22,910,000 $8,572,000       --         --         --          --        --     --
Issuance of series C
 preferred stock........         --         --  9,908,000 $3,900,000        --          --        --     --
Deferred compensation...         --         --        --         --         --          --        --     --
Amortization of deferred
 compensation...........         --         --        --         --         --          --        --     --
Issuance of common stock
 in exchange for
 services provided......         --         --        --         --         --          --        --     --
Issuance of options in
 exchange for services
 provided...............         --         --        --         --         --          --        --     --
Costs incurred in
 connection with
 issuance of preferred
 stock..................         --         --        --         --         --          --        --     --
Issuance of warrants in
 exchange for services
 provided...............         --         --        --         --         --          --        --     --
Preferred stock
 dividends and
 accretion..............         --         --        --         --         --          --        --     --
Net loss and
 comprehensive loss for
 the period from March
 30, 1999 (inception) to
 December 31, 1999......         --         --        --         --         --          --        --     --
                          ---------- ---------- --------- ---------- ---------- ----------- --------- ------
Balance, December 31,
 1999...................  22,910,000  8,572,000 9,908,000  3,900,000        --          --  3,000,000  3,000
Repurchase of treasury
 stock..................         --         --        --         --         --          --        --     --
Deferred compensation...         --         --        --         --         --          --        --     --
Amortization of deferred
 compensation...........         --         --        --         --         --          --        --     --
Issuance of options in
 exchange for services
 provided...............         --         --        --         --         --          --        --     --
Issuance of series D
 preferred stock........         --         --        --         --  11,363,195 $17,375,000       --     --
Issuance of warrants in
 exchange for services
 provided...............         --         --        --         --         --          --        --     --
Exercise of stock
 options................         --         --        --         --         --          --        --     --
Retirement of treasury
 stock..................         --         --        --         --         --          --        --     --
Costs incurred in
 connection with
 issuance of preferred
 stock..................         --         --        --         --         --          --        --     --
Preferred stock
 dividends and
 accretion..............         --         --        --         --         --          --        --     --
Net loss for the three
 months ended March 31,
 2000...................         --         --        --         --         --          --        --     --
Unrealized gain on
 short-term
 investments............         --         --        --         --         --          --        --     --
Comprehensive loss......         --         --        --         --         --          --        --     --
                          ---------- ---------- --------- ---------- ---------- ----------- --------- ------
Balance, March 31,
 2000...................  22,910,000 $8,572,000 9,908,000 $3,900,000 11,363,195 $17,375,000 3,000,000 $3,000
                          ========== ========== ========= ========== ========== =========== ========= ======


                            See accompanying notes.

                                                                                          Accumulated
   Common Stock        Additional                                  Treasury Stock            Other         Total
---------------------    Paid-in    Accumulated    Deferred    ------------------------  Comprehensive Stockholders'
  Shares      Amount     Capital      Deficit    Compensation    Shares       Amount        Income        Equity
-----------   -------  -----------  -----------  ------------  -----------  -----------  ------------- -------------
  3,750,000   $ 4,000  $    (7,000)         --            --           --           --         --       $       --
  8,250,000     8,000      426,000          --            --           --           --         --           434,000
        --        --           --           --            --     8,250,000  $(3,550,000)       --        (3,550,000)
        --        --           --           --            --           --           --         --         8,572,000
        --        --           --           --            --           --           --         --         3,900,000
        --        --     1,701,000          --   $ (1,701,000)         --           --         --               --
        --        --           --           --         87,000          --           --         --            87,000
    623,000     1,000      236,000          --            --           --           --         --           237,000
        --        --        34,000          --            --           --           --         --            34,000
        --        --      (401,000)         --            --           --           --         --          (401,000)
        --        --       234,000          --            --           --           --         --           234,000
        --        --           --   $  (302,000)          --           --           --         --          (302,000)
        --        --           --    (5,834,000)          --           --           --         --        (5,834,000)
-----------   -------  -----------  -----------  ------------  -----------  -----------     ------      -----------
 12,623,000    13,000    2,223,000   (6,136,000)   (1,614,000)   8,250,000   (3,550,000)       --         3,411,000
        --        --           --           --            --     2,562,500       (3,000)       --            (3,000)
        --        --    15,075,000          --    (15,075,000)         --           --         --               --
        --        --           --           --        560,000          --           --         --           560,000
        --        --        67,000          --            --           --           --         --            67,000
        --        --           --           --            --           --           --         --        17,375,000
        --        --     1,025,000          --            --           --           --         --         1,025,000
      2,000       --           --           --            --           --           --         --               --
(10,812,500)  (11,000)  (3,542,000)         --            --   (10,812,500)   3,553,000        --               --
        --        --       (47,000)         --            --           --           --         --           (47,000)
        --        --           --      (359,000)          --           --           --         --          (359,000)
        --        --           --    (3,317,000)          --           --           --         --        (3,317,000)
        --        --           --           --            --           --           --      $1,000            1,000
                                                                                                        -----------
        --        --           --           --            --           --           --         --        (3,316,000)
-----------   -------  -----------  -----------  ------------  -----------  -----------     ------      -----------
  1,812,500   $ 2,000  $14,801,000  $(9,812,000) $(16,129,000)         --   $       --      $1,000      $18,713,000
===========   =======  ===========  ===========  ============  ===========  ===========     ======      ===========

                            See accompanying notes.

                               PHASE2MEDIA, INC.
                            STATEMENTS OF CASH FLOWS

                                                  Period from
                                                March 30, 1999    Three months
                                                (inception) to       ended
                                               December 31, 1999 March 31, 2000
                                               ----------------- --------------
                                                                  (Unaudited)
Operating activities
Net loss.....................................     $(5,834,000)    $(3,317,000)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization..............          79,000          82,000
  Provision for doubtful accounts............         190,000         363,000
  Non-cash compensation......................          87,000         560,000
  Non-cash sales and marketing...............          14,000          98,000
  Non-cash general and administrative........         491,000         293,000
  Changes in operating assets and
   liabilities:
    Accounts receivable......................      (8,094,000)     (7,231,000)
    Prepaid and other current assets.........         (63,000)       (174,000)
    Other assets.............................         (76,000)       (272,000)
    Accounts payable to web publishers.......       5,639,000       4,575,000
    Accounts payable and accrued expenses....       1,812,000         196,000
    Deferred revenue.........................         996,000       1,231,000
    Deferred rent............................          79,000          (7,000)
                                                  -----------     -----------
Net cash used in operating activities........      (4,680,000)     (3,603,000)
Investing activities
Purchases of fixed assets....................        (797,000)       (933,000)
Purchases of short-term investments..........             --       (4,726,000)
                                                  -----------     -----------
Net cash used in investing activities........        (797,000)     (5,659,000)
Financing activities
Purchase of treasury stock...................      (3,550,000)         (3,000)
Proceeds from promissory notes...............       2,000,000             --
Issuance of preferred stock..................      11,901,000      17,375,000
Costs in connection with issuance of stock...        (401,000)        (47,000)
Issuance of common stock.....................         430,000             --
                                                  -----------     -----------
Net cash provided by financing activities....      10,380,000      17,325,000
Increase in cash and cash equivalents........       4,903,000       8,063,000
Cash and cash equivalents, beginning of
 period......................................             --        4,903,000
                                                  -----------     -----------
Cash and cash equivalents, end of period.....     $ 4,903,000     $12,966,000
                                                  ===========     ===========
Supplemental disclosures of cash flow
 information
Interest paid................................     $    22,000     $       --
Non-cash investing and financing activities:
  Preferred stock issued to repay promissory
   notes.....................................       2,000,000             --
  Fixed assets contributed in exchange for
   common stock..............................           4,000             --
  Common stock issued for services provided..         237,000             --
  Common stock options issued for services
   provided..................................          34,000          67,000
  Warrants issued for services provided......         234,000       1,025,000
  Common stock and class A common stock
   issued to founders........................           7,000             --
  Warrants issued in connection with issuance
   of preferred stock........................         563,000             --


                            See accompanying notes.

                               PHASE2MEDIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
          Period from March 30, 1999 (inception) to December 31, 1999 (information as of and for the three month period ended March 31, 2000 is unaudited)


1. Significant Accounting Policies

Description of Business

  Phase2Media, Inc. was incorporated in the State of Delaware on March 30, 1999 and commenced operations in April 1999. Phase2Media, Inc. ("Phase2Media") provides internet advertising placement and related consulting services to branded Web publishers. Phase2Media's customers are primarily located throughout the United States. At March 31, 2000, Phase2Media has offices in San Francisco and Los Angeles, California; Chicago, Illinois; Atlanta, Georgia; Troy, Michigan and is headquartered in New York, New York.

Initial Public Offering

  In March 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit Phase2Media to sell shares of it's common stock in connection with a proposed initial public offering ("IPO"). In conjunction with a qualified IPO, as defined, all outstanding shares of series A preferred stock, with a redemption value of $1,000 per share plus accrued and unpaid dividends will automatically convert into shares of common stock at 50% of the IPO price per share and each outstanding share of series B, C and D preferred stock will automatically convert into shares of common stock on a one-for-one basis (see Notes 3 and 11). Accordingly, the effect of the conversions has been reflected in the accompanying unaudited pro forma balance sheet as if they had occurred as of March 31, 2000.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

  The unaudited interim information as of March 31, 2000 and for the three months then ended has been prepared on the same basis as the audited financial statements for the period ended December 31, 1999 and, in the opinion of Phase2Media's management, contains all adjustments (consisting of normal recurring accruals) necessary for fair presentation. Operating results for any interim period are not necessarily indicative of results to be expected for the entire year.

Revenue Recognition

  Phase2Media generates its revenue primarily from the delivery of advertising impressions on third-party web sites. Revenue from ad sales is earned under service-fee or commission-based contracts.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


1. Significant Accounting Policies (continued)

  Under service-fee based contracts, Phase2Media is the principal in separate and usually concurrent transactions to purchase and sell advertising space and has the risks and rewards of ownership, such as the risk of loss due to performance, delivery or distribution failure. Accordingly, Phase2Media recognizes the full value of ads sold as revenue in accordance with the guidance in Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. Revenue from service-fee ad sales is recognized in the period in which the advertising impressions and clicks are delivered provided collection of the resulting receivable is probable and any related consulting services have been completed. Consulting revenue related to service-fee based contracts, which are short-term in nature are recognized concurrently with the related service fee revenue. Phase2Media becomes obligated to make payments to third-party web publishers, which have contracted with Phase2Media, in the period the advertising impressions are delivered. Such expenses in addition to third-party ad serving costs and direct consulting costs are classified as cost of revenue in the statements of operations. Service fee-based revenue for the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000 was $2,267,000 and $2,204,000, respectively.

  Revenue earned from commission-based contracts reflects only the amount of the commission earned without any associated cost of revenue. Phase2Media recognizes commissions in the period in which an advertisement is served on the web sites. In certain circumstances, Phase2Media provides billing and collection on behalf of commission-based customers. Commission-based revenue for the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000 was $2,102,000 and $2,839,000, respectively.

  Phase2Media also provides consulting services that are unrelated to service-fee based contracts. Such consulting revenue is recognized on a time and materials basis. Consulting revenue for the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000 was $83,000 and $210,000, respectively.

  System revenue represents the full value of gross billings for ads sold under either commission-based or service fee-based contracts and related consulting revenue. System revenues were approximately $9,576,000 and $11,730,000 for the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000, respectively.

Deferred Revenue and Accounts Receivable

  Phase2Media generally bills advertisers for the estimated impressions per agreement, on a monthly basis. Deferred revenue represents differences between estimated and actual impressions generated and is recognized in the period the remaining impressions are delivered which is usually within 12 months.

  Accounts receivable includes unbilled receivables of approximately $482,000 and $2,355,000 at December 31, 1999 and March 31, 2000, respectively.

Advertising Costs

  Advertising costs are expensed as incurred. For the period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000, advertising expense amounted to approximately $202,000 and $156,000, respectively, and is included in sales and marketing expenses.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


1. Significant Accounting Policies (continued)

Cash and Cash Equivalents

  Phase2Media considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

  Financial instruments that potentially subject Phase2Media to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Phase2Media's sales are primarily to companies located in the United States. Phase2Media performs periodic credit evaluations of its customers' financial condition and does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations.

Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheets for cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their fair values.

Fixed Assets

  Fixed assets are stated at cost and depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the lesser of the useful life of the asset, which ranges from three to five years or the remaining period of the lease.

Software Development Costs

  Phase2Media capitalizes internal use software costs in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.' This standard requires certain direct development costs associated with internal-use software to be capitalized including external direct costs of material and services and payroll costs for employees devoting time to the software projects. Costs incurred during the preliminary project stage, as well as for maintenance and training are expensed as incurred. Internal use software capitalized at December 31, 1999 and March 31, 2000 was not significant.

Short-Term Investments

  Short-term investments, principally commercial paper, are stated at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income or loss. The cost of investments sold is based on a specific identification method.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


1. Significant Accounting Policies (continued)

Income Taxes

  Phase2Media uses the liability method of accounting for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more likely than not criteria.

Stock Options and Warrants

  As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), Phase2Media measures compensation expense related to the grant of stock options and stock-based awards to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, under which compensation expense, if any, is generally based on the difference between the exercise price of an option, or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the award. As required by SFAS No. 123, Phase2Media discloses pro forma net loss information reflecting the effect of applying SFAS 123 fair value measurement to employee arrangements.

  Stock-based compensation arrangements involving non-employees are accounted for under SFAS 123 and EITF 96-18, "Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring Or In Conjunction With Selling, Goods And Services", under which such arrangements are accounted for based on the fair value of the option or award. The fair value on the issue date of any non-performance related warrants, which are nonforfeitable, fully vested and exercisable, is amortized over the term of the related agreement as a non-cash expense. Performance warrants, which are subject to vesting based on the achievement of defined performance targets are valued at the time the award is probable of being earned. The portion of the value related to the completed term of the related agreement is expensed, and the remaining non-cash deferred expense is amortized over the remaining term of the agreement. The value of such performance warrants may be subject to adjustment until such time that the performance warrant is nonforfeitable, fully vested and exercisable.

  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting For Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25 ("Interpretation 44"). The accounting for stock-based compensation by Phase2Media is consistent with Interpretation 44.

Loss Per Share

  Phase2Media calculates loss per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic loss per share applicable to common stockholders is computed by dividing the net loss for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock (using an if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the calculation of net loss per share if their effect is anti-dilutive.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


1. Significant Accounting Policies (continued)

Segment Information

  Phase2Media discloses information regarding segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The disclosure of segment information was not required as Phase2Media operates in only one business segment. As of December 31, 1999 and March 31, 2000 and for the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000, substantially all of Phase2Media's assets were located in the U.S. and Phase2Media derived substantially all of its revenue from businesses located in the U.S.

2. Fixed Assets

  Fixed assets consist of the following:

                                                        December 31, March 31,
                                                            1999        2000
                                                        ------------ ----------
     Computer equipment................................   $327,000   $  575,000
     Office furniture, fixtures and equipment..........    199,000      427,000
     Leasehold improvements............................    181,000      244,000
     Construction in progress..........................     94,000      488,000
                                                          --------   ----------
                                                           801,000    1,734,000
     Less accumulated depreciation.....................    (79,000)    (161,000)
                                                          --------   ----------
                                                          $722,000   $1,573,000
                                                          ========   ==========

3. Stockholders' Equity

Common Stock

  Upon inception, Phase2Media issued 6,750,000 shares of Class A common stock to the founder of which 3,750,000 shares were cancelled shortly thereafter and 3,750,000 shares of common stock were issued to certain co-founders. In April 1999, Phase2Media issued 8,250,000 shares of its common stock to an investment trust ("Trust") for approximately $430,000 in cash and fixed assets with a fair value of $4,000, or $0.05 per share.

  In August 1999, Phase2Media repurchased all 8,250,000 shares of common stock held by the Trust for an aggregate of $3,550,000, or $0.43 per share.

  In 1999, Phase2Media issued 623,000 shares of common stock to vendors in exchange for legal and consulting services provided. Accordingly, Phase2Media recorded the fair value of the shares on the date of issuance of approximately $237,000 as a non-cash charge which is included in general and administrative expenses.

Series A and B Preferred Stock

  In August 1999, Phase2Media entered into an agreement ("Initial Closing") with certain investors for the issuance of series A redeemable preferred stock ("Series A Preferred") and series B

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


3. Stockholders' Equity (continued)

convertible preferred stock ("Series B Preferred"). In August and October 1999, Phase2Media issued 5,400 shares of Series A Preferred and 16,590,000 shares of Series B Preferred for an aggregate purchase price of $6,000,000, including the cancellation of promissory notes for an aggregate of $2,000,000.

  The Initial Closing agreement also provided the investors with an option to purchase 3,600 and 6,320,000 additional shares of Series A Preferred and B Preferred, respectively for an aggregate purchase price of $4,000,000 (the "Second Closing") at any time prior to August, 2000. The Second Closing was mandatory if Phase2Media met the "Gross Margin Milestone", as defined. On December 31, 1999, the investors exercised their option and Phase2Media issued 3,600 shares of Series A Preferred and 6,320,000 shares of Series B Preferred.

  The Series B Preferred at the Initial Closing was valued based on the estimated fair value of Phase2Media's common stock at the Initial Closing. The difference between the estimated fair value of the Series B Preferred and the aggregate purchase price was allocated to the Series A Preferred. The proceeds received in connection with the Second Closing were allocated to the Series A Preferred at the same per share amount as the Initial Closing and the balance was allocated to the Series B Preferred. The amount allocated to the Series A Preferred is being increased by periodic accretions, using the interest method, such that the carrying amounts will equal the mandatory redemption amounts at the mandatory redemption dates of the Series A Preferred. The costs incurred related to the Initial Closing and Second Closing, aggregating $303,000 have been accounted for as a reduction to additional paid-in-capital.

Series C Preferred

  In August 1999, Phase2Media issued 9,750,000 shares of series C convertible preferred stock ("Series C Preferred") for an aggregate purchase price of $3,800,000, or $0.39 per share. In December 1999, Phase2Media issued an additional 158,000 shares of Series C Preferred for an aggregate purchase price of $100,000, or $0.63 per share. The costs incurred related to these issuances, aggregating $98,000 have been accounted for as a reduction to additional paid-in-capital.

Series D Preferred

  In January 2000, Phase2Media entered into an agreement to issue series D convertible preferred stock ("Series D Preferred") at $1.53 per share. Pursuant to this agreement, Phase2Media issued an aggregate of 11,363,195 shares in January, February and March 2000 for an aggregate purchase price of $17,375,000. The costs incurred related to these issuances, aggregating $47,000 have been accounted for as a reduction to additional paid-in-capital.

Redemption

  The holders of the Series A Preferred Stock are entitled to $1,000 per share, plus any accrued but unpaid dividends, upon the occurrence of certain events, as defined, including (i) any liquidation,

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)

3. Stockholders' Equity (continued)

dissolution or winding up of Phase2Media, (ii) merger, purchase or consolidation or (iii) upon a qualified initial public offering. Additionally, Phase2Media is required to redeem one-third of the Series A Preferred on each of the fourth, fifth and sixth anniversary dates of the date of issuance. The maturity of the Series A Preferred at December 31, 1999 and at March 31, 2000 is $3,000,000 for each of the three years ending December 31, 2003, 2004 and 2005. See Note 11.

Dividends

  Holders of Series A Preferred are entitled to receive cumulative dividends payable solely in additional shares of Series A Preferred at a rate of 9% of the liquidation value of $1,000 per share. The holders of the Series B, C and D Preferred Stock are not entitled to any dividends.

Conversion

  The Series B, C and D Preferred Stock are automatically convertible into shares of Phase2Media's common stock on a one-for-one basis upon an qualified initial public offering, as defined, or at any time at the option of the holder. See Note 11.

Liquidation Preference

  The holders of the Series A, B and D Preferred Stock are entitled to a preference, on a parri passu basis with respect to any distributions prior to holders of any common stock or Series C Preferred in the event of liquidation or merger of Phase2Media, as defined.

Voting Rights

  The holders of the Series A Preferred Stock do not have any voting rights other than those pursuant to Delaware law. Holders of the Series B, C and D Preferred stock are entitled to vote on all matters that are subject to the vote of the common stockholders on an as converted basis.

4. Loss per Share

  Diluted net loss per share for the period from March 30, 1999 (inception) to December 31, 1999 and the three month period ended March 31, 2000 does not include the effect of options to purchase 7,920,000 and 11,741,000 shares of common stock, respectively, warrants to purchase 715,000 and 995,000 shares of
common stock, respectively, or      and      shares of common stock issuable
upon the conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and class A common stock on an "as converted" basis, respectively, as the effect of their inclusion is antidilutive during each period.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


4. Loss Per Share (continued)

  The following table sets forth the computation of the unaudited pro forma basic and diluted loss per share, assuming conversion of preferred stock, including the impact of the beneficial conversion attributable to Series A Preferred and without giving effect the redemption of the Series A Preferred. See Note 11.

                                                Period from March  Three month
                                                       30,         period ended
                                               1999 (inception) to  March 31,
                                                December 31, 1999      2000
                                               ------------------- ------------
Numerator:
  Net loss available to common stockholders...     $(6,136,000)    $(3,676,000)
  Series A preferred stock beneficial
   conversion dividend........................
                                                   -----------     -----------
  Numerator for pro forma net loss available
   to common stockholders.....................     $               $
                                                   ===========     ===========
Denominator:
  Weighted average number of common shares....      10,587,000       6,862,000
  Assumed conversion of series B, C and D
   preferred stock to common shares (if
   converted method)..........................      11,908,000      41,743,000
                                                   -----------     -----------
  Denominator for pro forma basic and diluted
   loss per share.............................      22,495,000      48,605,000
                                                   ===========     ===========
  Pro forma basic and diluted net loss per
   share......................................     $               $
                                                   ===========     ===========

5. Stock Options and Warrants

Warrants

  In June 1999, Phase2Media issued non-forfeitable, vested and exercisable warrants to purchase 30,000 common shares at an exercise price of $2.50 per share to a landlord in connection with the signing of a lease. The fair value of the warrant on the date of issuance, of approximately $3,000, was recorded as a non-cash charge which is included in general and administrative expenses.

  In October 1999, Phase2Media issued a non-forfeitable, vested and exercisable warrant to purchase 35,000 common shares at an exercise price of $0.63 per share to a bank in connection with a letter of credit facility. The fair value of the warrant on the date of issuance, of approximately $18,000, was recorded as a non-cash charge which is included in general and administrative expenses.

  As an inducement to complete the Second Closing in December 1999, the Company issued non-forfeitable, vested and exercisable warrants to purchase 450,000 common shares at an exercise price of $0.63 per share to the then existing Series B Preferred stockholders. The fair value of the warrants on the date of issuance, of approximately $563,000, has been accounted for as a cost of raising equity, related to the Series D Preferred transaction as the Series D shareholders required that the Second Closing occur prior to the Series D financing.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)


5. Stock Options and Warrants (continued)

  In October 1999, Phase2Media entered into an agreement with a shareholder of Phase2Media to provide a guarantee on behalf of the Company for a letter of credit facility. In consideration of the guarantee, which was from November 1999 through January 2000, Phase2Media agreed to issue 100,000 non-forfeitable, vested and exercisable warrants, at an exercise price of $0.63 per share for each month that the guarantee was outstanding. The fair value of the 280,000 warrants from the dates of issuance, aggregating approximately $506,000 is being expensed over the term of the guarantee as a non-cash charge which is included in general and administrative expenses. For the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000, Phase2Media expensed approximately $213,000 and $293,000, respectively.

  In February 2000, Phase2Media issued warrants at an exercise price of $6.00 to Prodigy Communications Corporation ("Prodigy") in connection with an Exclusive Internet Advertising Services Agreement ("Prodigy Agreement"). Warrants to purchase 200,000 shares of common stock were issued upon the closing of the agreement and are non-forfeitable, fully vested and exercisable. The estimated fair value of such warrants at the date of issuance, $732,000 is being amortized over the three-year term of the Prodigy Agreement as a non-cash charge which is included sales and marketing expenses. For the three months ended March 31, 2000 $31,000 is included in sales and marketing expenses. In addition, Phase2Media agreed to issue performance warrants to purchase 450,000 shares of common stock ("Performance Warrants"), which are contingent upon the achievement of certain minimum requirements, as defined. The exercise price will be at a 15% discount from the current market price on the date the warrant first becomes exercisable. At March 31, 2000, the minimum requirements were not deemed to be probable of being met. Upon the determination that the Prodigy minimum requirements are probable of being met, Phase2Media will be required to record the value of the warrants.

  In addition, Phase2Media guaranteed Prodigy annual gross billings based on Prodigy's annual page views, as defined. If the guaranteed annual billings are not achieved then Phase2Media is obligated to make annual cash payments to Prodigy for such shortfall. Under such guarantee, Phase2Media may be obligated to pay Prodigy up to $4,500,000 per year during each year of the agreement relating to this guarantee.

Options

  Phase2Media granted non-forfeitable, vested and exercisable options to purchase 183,250 shares and 10,694 shares of common stock to certain consultants and vendors for services provided during the period from March 30, 1999 (inception) to December 31, 1999 and for the three months ended March 31, 2000, respectively. The options had exercise prices ranging from $0.05 to $0.39. Accordingly, Phase2Media recorded the fair value of the options on the dates of grant as non-cash charges. For the period from March 30, 1999 (inception) to December 31, 1999, $20,000 and $14,000 is included in general and administrative expenses and sales and marketing expenses, respectively. For the three months ended March 31, 2000, $67,000 is included in sales and marketing expenses.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)

5. Stock Options and Warrants (continued)

Stock Option Plan

  In April 1999, Phase2Media established the Phase2Media, Inc. Long Term Equity Compensation Plan ("Plan"). The Plan, as amended, authorizes the granting to employees, officers, directors and consultants of Phase2Media options to purchase an aggregate of 16,029,000 shares of Phase2Media's common stock. The options may be either incentive stock options or non-qualified stock options. The exercise price and vesting schedule of an option shall be determined by Phase2Media's board of directors at the time of grant, provided, however that in the case of an incentive stock option the exercise price may not be less than 100% of the fair market value of such stock at the time of the grant. Stock options generally become exercisable over a three-year vesting period whereby one-third is exercisable on the first anniversary of the date of grant and then quarterly thereafter. Phase2Media's board of directors determines the expiration periods of options issued under the stock option plan, provided that the expiration period shall be not later than ten years from the date of grant.

  For accounting purposes, Phase2Media recognized deferred compensation of approximately $1,701,000 and $15,075,000 related to the issuance of stock options granted in 1999 and 2000, respectively. Deferred compensation is being amortized for financial reporting purposes over the vesting period of the options. During the period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000, such non-cash compensation expense was $87,000 and $560,000, respectively. Deferred compensation was calculated by multiplying the number of options by the difference between the exercise price of the option and the fair value of the common stock on the date of grant. The fair value of common stock was derived from the per share price of the Series C and Series D Preferred stock.

  The following activity occurred with respect to Phase2Media's stock option plan:

                                                    Number of   Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
  Granted..........................................  7,997,000       $0.11
  Canceled.........................................    (77,000)       0.05
                                                    ----------       -----
Options outstanding at December 31, 1999...........  7,920,000        0.11
  Granted..........................................  4,261,000        1.22
  Exercised........................................     (2,000)       0.05
  Canceled.........................................   (438,000)       0.14
                                                    ----------       -----
Options outstanding at March 31, 2000.............. 11,741,000        0.52
                                                    ==========       =====

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)

5. Stock Options and Warrants (continued)

  The following table summarizes information concerning outstanding options:

  At December 31, 1999:

                                                    Weighted
                                                     Average               Number of
                                                    Remaining                Stock
             Exercise         Options              Contractual              Options
              Prices        Outstanding           Life in Years           Exercisable
             --------       -----------           -------------           -----------
             $0.05           6,192,000                 9.38                 120,000
              0.29              80,000                 9.67                     --
              0.31           1,464,000                 9.88                     --
              0.39              64,000                 9.75                  64,000
              0.50             120,000                10.00                     --
                            ----------                                      -------
                             7,920,000                                      184,000
                            ==========                                      =======

  At March 31, 2000:
                                                    Weighted
                                                     Average               Number of
                                                    Remaining                Stock
             Exercise         Options              Contractual              Options
              Prices        Outstanding           Life in Years           Exercisable
             --------       -----------           -------------           -----------
             $0.05           5,840,000                 9.14                 130,000
              0.29              60,000                 9.42                     --
              0.31           1,982,000                 9.69                     --
              0.39              64,000                 9.50                  64,000
              0.50             120,000                 9.75                     --
              1.38           3,675,000                 9.92                     --
                            ----------                                      -------
                            11,741,000                                      194,000
                            ==========                                      =======

  Pro forma information regarding net loss, as required by SFAS 123, has been determined as if Phase2Media had accounted for its employee stock options under the fair value method of that Statement. The fair value of the options was estimated at the date of grant using a Black Sholes option pricing model with the following assumptions for the period from March 30, 1999 (inception) to December 31, 1999 and for the three month period ended March 31, 2000: average risk free interest rate of 5.80%; dividend yield of 0%; volatility (based on comparable companies) of 80% and an average life of 10 years.

  Option pricing models require the input of highly subjective assumptions. Because Phase2Media's employee stock options have characteristics significantly different from those of traded options and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The weighted average fair value of options granted for the period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000 was $0.23 and $3.97, respectively.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)

5. Stock Options and Warrants (continued)


  Phase2Media's pro forma information is as follows:


                                                      For the
                                                    period from
                                                  March 30, 1999  Three month
                                                   (inception) to period ended
                                                   December 31,    March 31,
                                                       1999           2000
                                                  --------------- ------------
   Pro forma net loss applicable to common
    stockholders.................................   $(6,162,000)  $(3,693,000)
                                                    ===========   ===========
   Pro forma basic and diluted loss per share
    applicable to common stockholders............   $     (0.58)  $     (0.54)
                                                    ===========   ===========

6. Income Taxes

  Significant components of Phase2Media's deferred tax assets and liabilities consist of the following:

                                                             December 31, 1999
                                                             -----------------
     Deferred tax assets:
       Net operating loss carryforward......................    $2,245,000
       Accounts receivable reserves.........................        80,000
       Issuance of stock options and warrants for services
        provided............................................       126,000
     Deferred tax liability:
       Depreciation.........................................       (11,000)
                                                                ----------
       Net deferred tax assets..............................     2,440,000
       Valuation allowance..................................    (2,440,000)
                                                                ----------
     Deferred tax assets....................................    $      --
                                                                ==========

  The net deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of the realization of these assets.

  Phase2Media had net operating loss carryforwards of approximately $5,400,000 at December 31, 1999, and $8,200,000 at March 31, 2000, for Federal, state and local income tax purposes expiring through 2019 and 2020, respectively.

  The provision for income taxes differs from the federal statutory rate, primarily due to the following:

                                                     Period from
                                                    March 30, 1999 Three months
                                                    (inception) to    ended
                                                     December 31,   March 31,
                                                         1999          2000
                                                    -------------- ------------
     Statutory rate................................  $(1,984,000)  $(1,128,000)
     Losses for which no benefit is provided.......    1,975,000     1,126,000
     Other permanent items.........................        9,000         2,000
                                                     -----------   -----------
     Tax provision.................................  $       --    $       --
                                                     ===========   ===========

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)

7. Benefit Plan

  Phase2Media established a 401(k) plan that covers its eligible domestic employees. The plan does not require a matching contribution by Phase2Media.

8. Significant Advertisers and Web Publishers

  No advertiser accounted for 10 percent or more of revenue for the period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000. At December 31, 1999 one advertiser represented 12% of accounts receivable.

  For the period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000, one commission-based web publisher accounted for approximately 47% and 59% of revenue, respectively. No other web publisher accounted for 10 percent or more of revenue. The loss of the largest commission-based web publisher could have an adverse effect on Phase2Media's operations.

9. Related Party Transactions

  During the three months ended March 31, 2000 Phase2Media purchased approximately $260,000 of advertising space from a stockholder. In addition, Phase2Media derived approximately $160,000 of revenue from such stockholder.

10. Commitments

Operating Lease Commitments

  Phase2Media leases office space and equipment under various noncancellable operating leases expiring through 2002. Minimum rental commitments under such operating leases are as follows:

     Fiscal years ending December 31,:
       2000......................................................... $1,071,000
       2001.........................................................  1,141,000
       2002.........................................................  1,144,000
       2003.........................................................  1,125,000
       2004.........................................................  1,123,000
       Thereafter...................................................    226,000
                                                                     ----------
                                                                     $5,830,000
                                                                     ==========

  Rent expense for the period from March 30, 1999 (inception) to December 31, 1999 and the three months ended March 31, 2000 was approximately $371,000 and $222,000, respectively.

Letters of Credit

  Phase2Media has two letters of credit outstanding: (i) $2,500,000 that expires on December 31, 2000 and (ii) $313,000 that expires on February 28, 2006. Phase2Media is required to maintain certain cash balances as collateral. At December 31, 1999 and March 31, 2000, other assets includes approximately $54,000 and $86,000, respectively of such cash balances. The $2,500,000 letter of credit is secured by substantially all of Phase2Media's assets.

                               PHASE2MEDIA, INC.

   (information as of and for the three month period ended March 31, 2000 is unaudited)

11. Subsequent Event

  On May 10, 2000, the Company amended the Series A Preferred whereby the liquidation value of Series A Preferred is automatically convertible into shares of common stock, upon a qualified initial public offering at 50% of the IPO price per share. The difference between the fair market value of the common stock issued upon the conversion and the carrying value of the Series A Preferred Stock will be accounted for as a dividend.

                               [PHASE2MEDIA LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Phase2Media in connection with the sale of the common stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee............................................. $   15,180
   NASD Filing Fee..................................................      6,250
   Nasdaq National Market Listing Fee...............................          *
   Blue Sky Fees and Expenses.......................................     12,500
   Printing Expenses................................................    150,000
   Legal Fees and Expenses..........................................    550,000
   Accounting Fees and Expenses.....................................    200,000
   Transfer Agent and Registrar Fees................................     10,000
   Miscellaneous....................................................    356,070
                                                                     ----------
     Total.......................................................... $1,300,000
                                                                     ==========

--------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

  Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Amended and Restated Certificate of Incorporation and By-Laws provide for indemnification to the fullest extent permitted by the DGCL. Reference is made to the Amended and Restated Certificate of Incorporation and By-Laws filed as Exhibits 3.1 and 3.2, respectively.

  The Registrant intends to enter into indemnification agreements with its current directors and executive officers. The Registrant intends to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

Item 15. Recent Sales of Unregistered Securities

  Recently, the Registrant has issued unregistered securities to a limited number of persons as described below:

  In March 1999, the Registrant issued 6,750,000 shares of Class A Common Stock to Richard E. Glassberg for a purchase price per share equal to the par value of the shares.

  In April 1999, the Registrant effected a share exchange with Richard E. Glassberg pursuant to which the Registrant exchanged Mr. Glassberg's 6,750,000 shares of Class A Common Stock for 3,000,000 shares of Class A Common Stock and re-issued the remaining 3,750,000 shares as common stock to five founding employees of the Registrant for a purchase price of $0.0000003 per share.

  In April 1999, the Registrant issued 8,250,000 shares of Common Stock to the CKG Media.com, Inc. Stock Trust for an aggregate purchase price of $430,000 and certain assets of the affiliates of the CKG Trust.

  From May 1999 to April 2000, the Registrant granted stock options to purchase an aggregate of 12,778,391 shares of common stock at exercise prices ranging from $0.05 to $3.00 per share to employees, officers, directors and consultants pursuant to the Registrant's Long-Term Equity Compensation Plan and 2000 Stock Incentive Plan.

  In May 1999, the Registrant issued a promissory note in the amount of $1,000,000 and a warrant to purchase 2,115,000 shares of Common Stock at an exercise price of $0.01 per share to Vector Capital II, L.P. In June 1999, the Registrant issued another promissory note in the principal amount of $500,000 and a warrant to purchase an additional 2,032,500 shares of Class A Common Stock at a purchase price of $0.01 per share to Vector Capital. In July 1999, the Registrant issued another promissory note in the principal amount of $500,000.

  In June 1999 the Registrant issued 30,000 warrants to purchase 30,000 shares of its Common Stock for $2.50 per share to the landlord of its principal place of business.

  In August 1999, the Registrant issued an aggregate of 3,798 shares of Series A Preferred Stock for aggregate consideration of $3,798,000 (including the cancellation of $2,000,000 principal amount of indebtedness plus accrued interest) and issued an aggregate of 11,668,300 shares of Series B Preferred Stock for aggregate consideration of $422,000 in cash to Vector Capital II, L.P. and affiliated investors.

  In August 1999, the Registrant issued an aggregate of 9,750,000 shares of Series C Preferred Stock to Vector Capital II, L.P., STV Partners, II, L.L.C. and P2M, LLC for aggregate consideration of $3,800,000 in cash.

  In October 1999, the Registrant issued 1,602 shares of Series A Preferred Stock for consideration of $1,602,000 in cash and issued 4,921,700 shares of Series B Preferred Stock for consideration of $178,000 in cash to Hachette Filipacchi Interactions, S.A.

  Effective October, 1999, the Registrant issued 35,000 warrants to Silicon Valley Bank and 280,000 warrants to Vector Capital II, L.P. to purchase an aggregate of 315,000 share of Common Stock at an exercise price of $.63 per share.

  In December 1999, the Registrant issued an aggregate of 3,600 shares of Series A Preferred Stock for aggregate consideration of $3,600,000 in cash and issued an aggregate of 6,320,000 shares of Series B Preferred Stock for aggregate consideration of $400,000 in cash to Vector Capital II, L.P., Hachette Filipacchi Interactions, S.A. and four affiliates of Vector Capital. In connection therewith, the Registrant also issued an aggregate of 450,000 warrants to purchase 450,000 shares of Common Stock at a purchase price of $0.63 per share.

  In December 1999, the Registrant issued 158,000 shares of Series C Preferred Stock for consideration of $100,000 in cash to the John W. Danner Separate Property Trust.

  In January 2000, the Registrant issued an aggregate of 10,921,746 shares of Series D Preferred Stock for aggregate consideration of $16,700,000 in cash to Vector Capital II, L.P., Vector Member Fund II, L.P., Hachette Filipacchi Interactions, S.A., STV Partners IX, LLC, P2M Investment Partnership, GE Capital Equity Investments, Inc. and 11 other investors.

  In January 2000, the Registrant issued an aggregate of 280,000 warrants to purchase an aggregate of 280,000 shares of Common Stock at an exercise price of $0.63 per share to Vector Capital II, L.P.

  In February 2000, the Registrant issued an aggregate of 277,949 shares of Series D Preferred Stock for aggregate consideration of $425,000 to Bayview 2000 I, LP, Bayview 2000 II, LP, P2M Acquisition LLC and three other investors. In March 2000, the Registrant issued an aggregate of 163,500 shares of Series D Preferred Stock for aggregate consideration of $250,000 to five investors.

  Effective February 2000, the Registrant issued an aggregate of 650,000 warrants to Prodigy Communications Corporation to purchase 650,000 shares of Common Stock. Of these warrants, 200,000 are exercisable for $6.00 per share. The remaining 450,000 warrants are only exercisable if Prodigy Communications Corporation achieves certain milestones, in which event the per share exercise price is equal to a 15% discount from the then current market price of the Registrant's Common Stock on the date such warrant first become exercisable.

  No underwriters were engaged in connection with the foregoing sales of securities. Such sales of common stock and preferred stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, and all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to Phase2Media's employees, directors and consultants were made pursuant to Rule 701 promulgated under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibit Index

  No.  Description
  ---  -----------
  1.1  Form of Underwriting Agreement.*
  3.1  Certificate of Incorporation, as amended.
  3.2  Form of Amended and Restated Certificate of Incorporation to be in
       effect upon the closing of the offering.*
  3.3  By-Laws.
  3.4  Form of Amended and Restated By-Laws to be in effect upon the closing of the offering.*
  4.1  Specimen common stock certificate.*
  4.2  Warrant to purchase common stock, dated June 17, 1999, issued to SLG
       Graybar Sublease, LLC.
  4.3  Warrant to purchase common stock, dated October 28, 1999, issued to
       Silicon Valley Bank.
  4.4  Form of warrant to purchase common stock, dated December 23, 1999, issued to holders of series A preferred stock and series B preferred stock.
  4.5  Warrant to purchase common stock, dated January 27, 2000, issued to
       Vector Capital II, L.P.
  4.6  Warrant to purchase common stock, dated February 14, 2000, issued to
       Prodigy Communications Corporation.*
  4.7  Second Amended and Restated Securityholders' Agreement, dated as of
       January 19, 2000, by and among Phase2Media, Inc. and certain of its securityholders.
  4.8  Second Amended and Restated Registration Rights Agreement, dated as of
       January 19, 2000, by and among Phase2Media, Inc. and certain of its securityholders.
  5.1  Opinion of Fulbright & Jaworski L.L.P.*
 10.1  Long Term Equity Compensation Plan.
 10.2  2000 Stock Incentive Plan.*
 10.3  2000 Employee Stock Purchase Plan.*
 10.4  Lease, dated June 28, 1999, between Phase2Media and SLG Graybar Sublease
       LLC, as amended and modified.
 10.5  Employment Agreement, dated August 16, 1999, between Phase2Media and
       Richard E. Glassberg.
 10.6  Exclusive Internet Advertising Services Agreement, dated February 1,
       2000, between Phase2Media.com and Hachette Filipacchi Magazines, Inc.
 10.7  Advertising Representative Agreement, dated March 28, 2000, between
       Phase2Media and PlasmaNet, Inc. relating to FreeLotto.+
 10.8  Investment Agreement, dated April 2, 1999, by and among Phase2Media,
       Inc. and the other parties thereto.
 10.9  Securities Purchase Agreement, dated August 16, 1999, by and among
       Phase2Media, Inc. and certain of its securityholders.
 10.10 Purchase Agreement, dated October 15, 1999, by and among Phase2Media,
       Inc. and certain of its securityholders.
 10.11 Second Closing Purchase Agreement, dated December 23, 1999, by and among
       Phase2Media, Inc. and certain of its securityholders.
 10.12 Subscription and Purchase Agreement, dated August 26, 1999, by and among
       Phase2Media, Inc. and certain of its securityholders.

 No.   Description
 ---   -----------
10.13  Subscription and Purchase Agreement, dated January 19, 2000, by and among Phase2Media, Inc. and certain of its securityholders.
10.14  Loan and Security Agreement, dated as of October 28, 1999, between Phase2Media and Silicon Valley
       Bank.
23.1   Consent of Ernst & Young LLP.
23.2   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).*
24.1   Power of Attorney (included in signature page).
27.1   Financial Data Schedule.

--------
* To be filed by amendment.
+ Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules. Financial statement schedules have been omitted because they are not applicable or because the information required to be set forth therein is presented elsewhere in the financial statements or the notes thereto.

  All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 9, 2000.

                                          Phase2Media, Inc.

                                            /s/ Richard E. Glassberg
                                          By: _________________________________
                                            Richard E. Glassberg
                                            President and chief executive
                                            officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Richard E. Glassberg and Richard S. Nachmias as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

       /s/ Richard E. Glassberg             Chief executive officer       May 9, 2000
___________________________________________  and chairman of the board
           Richard E. Glassberg              of directors (principal
                                             executive officer)

        /s/ Richard S. Nachmias             Chief financial officer       May 9, 2000
___________________________________________  and secretary (principal
            Richard S. Nachmias              financial and accounting
                                             officer)

            /s/ Herve Digne                 Director                      May 9, 2000
___________________________________________
                Herve Digne

        /s/ Jonathan D. Eilian              Director                      May 9, 2000
___________________________________________
            Jonathan E. Eilian

        /s/ Alexander R. Slusky             Director                      May 9, 2000
___________________________________________
            Alexander R. Slusky

          /s/ Steven D. Smith               Director                      May 9, 2000
___________________________________________
              Steven D. Smith


                                 EXHIBIT INDEX

  No.  Description
  ---  -----------
  1.1  Form of Underwriting Agreement.*
  3.1  Certificate of Incorporation, as amended.
  3.2  Form of Amended and Restated Certificate of Incorporation to be in
       effect upon the closing of the offering.*
  3.3  By-Laws.
  3.4  Form of Amended and Restated By-Laws to be in effect upon the closing of the offering.*
  4.1  Specimen common stock certificate.*
  4.2  Warrant to purchase common stock, dated June 17, 1999, issued to SLG
       Graybar Sublease, LLC.
  4.3  Warrant to purchase common stock, dated October 28, 1999, issued to
       Silicon Valley Bank.
  4.4  Form of warrant to purchase common stock, dated December 23, 1999, issued to holders of series A preferred stock and series B preferred stock.
  4.5  Warrant to purchase common stock, dated January 27, 2000, issued to
       Vector Capital II, L.P.
  4.6  Warrant to purchase common stock, dated February 14, 2000, issued to
       Prodigy Communications Corporation.*
  4.7  Second Amended and Restated Securityholders' Agreement, dated as of
       January 19, 2000, by and among Phase2Media, Inc. and certain of its securityholders.
  4.8  Second Amended and Restated Registration Rights Agreement, dated as of
       January 19, 2000, by and among Phase2Media, Inc. and certain of its securityholders.
  5.1  Opinion of Fulbright & Jaworski L.L.P.*
 10.1  Long Term Equity Compensation Plan.
 10.2  2000 Stock Incentive Plan.*
 10.3  2000 Employee Stock Purchase Plan.*
 10.4  Lease, dated June 28, 1999, between Phase2Media and SLG Graybar Sublease
       LLC, as amended and modified.
 10.5  Employment Agreement, dated August 16, 1999, between Phase2Media and
       Richard E. Glassberg.
 10.6  Exclusive Internet Advertising Services Agreement, dated February 1,
       2000, between Phase2Media.com and Hachette Filipacchi Magazines, Inc.
 10.7  Advertising Representative Agreement, dated March 28, 2000, between
       Phase2Media and PlasmaNet, Inc. relating to FreeLotto.+
 10.8  Investment Agreement, dated April 2, 1999, by and among Phase2Media,
       Inc. and the other parties thereto.
 10.9  Securities Purchase Agreement, dated August 16, 1999, by and among
       Phase2Media, Inc. and certain of its securityholders.
 10.10 Purchase Agreement, dated October 15, 1999, by and among Phase2Media,
       Inc. and certain of its securityholders.
 10.11 Second Closing Purchase Agreement, dated December 23, 1999, by and among
       Phase2Media, Inc. and certain of its securityholders.
 10.12 Subscription and Purchase Agreement, dated August 26, 1999, by and among
       Phase2Media, Inc. and certain of its securityholders.
 10.13 Subscription and Purchase Agreement, dated January 19, 2000, by and among Phase2Media, Inc. and certain of its securityholders.
 10.14 Loan and Security Agreement, dated as of October 28, 1999, between
       Phase2Media and Silicon Valley Bank.
 23.1  Consent of Ernst & Young LLP.
 23.2  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).*
 24.1  Power of Attorney (included in signature page).
 27.1  Financial Data Schedule.

--------
* To be filed by amendment.
+ Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been filed separately with the Securities and Exchange Commission.